EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION
by and between
ALLEGIANCE BANCSHARES, INC.
and
POST OAK BANCSHARES, INC.
Dated as of April 30, 2018

Page

ARTICLE I.	THE MERGER 2

Section 1.1	The Merger 2

Section 1.2	Organizational Documents and Facilities of Continuing Corporation 2

Section 1.3	Board of Directors and Officers of Continuing Corporation 2

Section 1.4	Effect of Merger 2

Section 1.5	Liabilities of Continuing Corporation 3

Section 1.6	Approvals and Notices 3

Section 1.7	Tax Consequences 3

Section 1.8	Modification of Structure 3

ARTICLE II.	CONSIDERATION AND EXCHANGE PROCEDURES 4

Section 2.1	Merger Consideration 4

Section 2.2	Anti-Dilutive Adjustment 6

Section 2.3	Adjustment to Merger Consideration for Tangible Equity Capital 6

Section 2.4	Dissenting Shares 7

Section 2.5	Exchange of Shares 7

ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY 9

Section 3.1	Organization 9

Section 3.2	Capitalization 10

Section 3.3	Authority; Approvals 11

Section 3.4	No Conflicts; Consents 12

Section 3.5	Proceedings 12

Section 3.6	Financial Statements 12

Section 3.7	Compliance with Laws and Regulatory Filings 13

Section 3.8	Absence of Certain Changes 14

Section 3.9	Investments 14

Section 3.10	Loan Portfolio and Reserve for Loan Losses 15

Section 3.11	Certain Loans and Related Matters 15

Section 3.12	Trust Business 16

Section 3.13	Real Property Owned or Leased 16

Section 3.14	Personal Property 17

Section 3.15	Environmental Laws 17

Section 3.16	Taxes 18

Section 3.17	Contracts and Commitments 20

Section 3.18	Fidelity Bonds and Insurance 22

Section 3.19	Regulatory Actions and Approvals 22

Section 3.20	Employee Matters 22

Section 3.21	Compensation and Benefit Plans 24

Section 3.22	Deferred Compensation, Salary Continuation, and Other Post-Retirement Benefit Arrangements 26

Section 3.23	Brokers, Finders and Financial Advisors 26

Section 3.24	Accounting Controls 26

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(Continued)

Section 3.25	Derivative Contracts 26

Section 3.26	Deposits 27

Section 3.27	Intellectual Property Rights 27

Section 3.28	Shareholders’ List 27

Section 3.29	SEC Status; Securities Issuances 27

Section 3.30	Dissenting Shareholders 27

Section 3.31	Takeover Laws 27

Section 3.32	Fairness Opinion 28

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF ALLEGIANCE 28

Section 4.1	Organization 28

Section 4.2	Capitalization 29

Section 4.3	Authority; Approvals 29

Section 4.4	No Conflicts; Consents 30

Section 4.5	Proceedings 30

Section 4.6	Financial Statements 30

Section 4.7	Compliance with Laws and Regulatory Filings 31

Section 4.8	SEC Reports 32

Section 4.9	Absence of Certain Changes 32

Section 4.10	Taxes 32

Section 4.11	Brokers, Finders and Financial Advisors 33

Section 4.12	Fairness Opinion 33

ARTICLE V.	COVENANTS OF THE COMPANY 34

Section 5.1	Approval of Shareholders of the Company; Efforts 34

Section 5.2	Activities of the Company Pending Closing 34

Section 5.3	Access to Properties and Records 38

Section 5.4	Information for Regulatory Applications and SEC Filings 38

Section 5.5	Standstill Provision 39

Section 5.6	Termination of Data Processing Contracts 40

Section 5.7	Conforming Accounting Adjustments 40

Section 5.8	Liability Insurance 40

Section 5.9	Allowance for Loan Losses 40

Section 5.10	Third Party Consents 41

Section 5.11	Coordination; Integration 41

Section 5.12	Environmental Investigation; Rights to Terminate Agreement 42

Section 5.13	Bank Transaction 43

Section 5.14	Financial Statements 44

Section 5.15	Change in Control Payments 44

Section 5.16	Regulatory Matters 44

ARTICLE VI.	COVENANTS OF ALLEGIANCE 44

Section 6.1	Regulatory Filings; Efforts 44

Section 6.2	Approval of the Shareholders of Allegiance; Registration Statement 45

Section 6.3	NASDAQ Listing 46

Section 6.4	Affirmative Covenants 46

Section 6.5	Negative Covenants 46

Section 6.6	Employee Matters 46

-ii-

(Continued)

Section 6.7	Financial Statements 47

Section 6.8	Issuance of Allegiance Common Stock; Stock Reserves 47

Section 6.9	Director and Officer Indemnification 47

Section 6.10	Director Nomination 48

ARTICLE VII.	MUTUAL COVENANTS OF ALLEGIANCE AND THE COMPANY 49

Section 7.1	Notification; Updated Disclosure Schedules 49

Section 7.2	Confidentiality 49

Section 7.3	Publicity 49

Section 7.4	Employee Benefit Plans 49

Section 7.5	Certain Tax Matters 50

ARTICLE VIII.	CLOSING 50

Section 8.1	Closing 50

Section 8.2	Effective Time 51

ARTICLE IX.	TERMINATION 51

Section 9.1	Termination 51

Section 9.2	Effect of Termination 54

Section 9.3	Termination Fee and Expenses 54

ARTICLE X.	CONDITIONS PRECEDENT 55

Section 10.1	Conditions Precedent to Obligations of Allegiance 55

Section 10.2	Conditions Precedent to Obligations of the Company 57

Section 10.3	Conditions Precedent to Obligations of Allegiance and the Company 58

ARTICLE XI.	MISCELLANEOUS 59

Section 11.1	Certain Definitions 59

Section 11.2	Other Definitional Provisions 63

Section 11.3	Investigation; Survival of Agreements 64

Section 11.4	Amendments 65

Section 11.5	Expenses 65

Section 11.6	Notices 65

Section 11.7	Controlling Law; Jurisdiction 67

Section 11.8	Waiver 67

Section 11.9	Severability 67

Section 11.10	Entire Agreement 68

Section 11.11	Counterparts 68

Section 11.12	Assignment; Binding on Successors 68

Section 11.13	No Third Party Beneficiaries 68

-iii-

DISCLOSURE SCHEDULES
Section 2.3(a)            Minimum Equity
Section 3.1(e)    Subsidiaries
Section 3.2(c)    Options and Warrants
Section 3.2(d)    Repurchase Obligations
Section 3.3(c)    Regulatory Approvals
Section 3.4(a)    Conflicts
Section 3.4(b)    Required Consents
Section 3.5    Proceedings
Section 3.6(a)    Company Financial Statements
Section 3.7(b)    Proceedings by Governmental Bodies
Section 3.8    Absence of Certain Changes
Section 3.9    Investment Securities
Section 3.11(a)    Past Due Loans
Section 3.11(b)    Watch List
Section 3.13(a)    Real Property
Section 3.14    Personal Property
Section 3.15    Environmental Laws
Section 3.16(c)    Income Tax Returns
Section 3.16(e)    Tax Allocation Agreement
Section 3.17(a)    Company Contracts
Section 3.18(a)    Insurance
Section 3.20(a)    Employees
Section 3.20(b)    Independent Contractors
Section 3.21(a)    Compensation and Benefit Plans
Section 3.21(e)    ESOP Shares
Section 3.21(f)    Change of Control Payments
Section 3.21(g)    Section 280G Calculations
Section 3.21(h)    Equity Incentive Plans
Section 3.22    Deferred Compensation and Salary Continuation Arrangements
Section 3.23    Brokers, Finders and Financial Advisors
Section 3.26    Deposits
Section 3.27(a)    Intellectual Property Rights
Section 3.28    Shareholders’ List
Section 5.2(b)(ii)    Loan Commitments
Section 5.6    Data Processing Contracts
Section 5.9    Impaired Loans
Section 10.1(d)(i)    Employment Agreements

EXHIBITS

Exhibit A - Form of Bank Merger Agreement
Exhibit B - Form of Voting Agreement
Exhibit C - Form of Director Support Agreement
Exhibit D - Form of Director and Officer Release

-iv-

INDEX OF TERMS

Acquisition Agreement	59	Company PEO Plan	24
Acquisition Proposal	59	Company Personal Property	17
Acquisition Transaction	59	Company Plan	24
Affiliate	60	Company Real Property	16
Affiliate Agreements	21	Company Shareholder Approval	34
Affiliated Group	60	Company Shareholder Meeting	34
Aggregate Merger Consideration	5	Company Stock	1
Aggregate Stock Consideration	5	Company Stock Option	4
Agreement	1	Company Stock Option Plan	4
Allegiance	1	Company Tax Representation Letter	50
Allegiance Annual Financial Statements	30	Continuing Corporation	2
Allegiance Bank	1	Controlled Group Liability	60
Allegiance Bank Stock	29	Converted Stock Option	4
Allegiance Common Stock	4	Director Support Agreements	1
Allegiance Disclosure Letter	28	Disclosure Schedules	9
Allegiance Expenses	55	Dissenting Share	7
Allegiance SEC Reports	28	Effective Time	51
Allegiance Shareholder Approval	45	Employment Agreements	56
Allegiance Shareholder Meeting	45	Environmental Inspections	42
Allegiance Tax Representation Letter	50	Environmental Laws	60
Average Closing Price	6	ERISA	24
Bank	1	ERISA Affiliates	60
Bank Merger	1	ESOP	60
Bank Merger Agreement	1	Exchange Act	27
Banking Laws	13	Exchange Agent	7
BHC Act	1	Exchange Fund	8
BOLI	21	Exchange Ratio	6
Borrower	60	FDIC	3
Business Day	60	Federal Reserve Board	3
Call Reports	12	Financial Advisor	39
Certificates	8	GAAP	6
Change in Recommendation	34	Governmental Body	61
Closing	50	Hazardous Materials	61
Closing Date	50	Intellectual Property	27
Code	1	knowledge	61
Company	1	Letter of Intent	49
Company Annual Financial Statements 12	12	Liability	61
Company Contracts	20	Loan	15
Company Employee Plan	24	Loans	15
Company Employees	46	Material Adverse Effect	61
Company Financial Statements	13	Merger	1
Company PEO	24	Minimum Allowance Amount	41

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INDEX OF TERMS
(Continued)

Minimum Equity	6	Securities Portfolio	14
Multiemployer Plans	25	Security Interest	62
NASDAQ	6	Subsidiaries	62
Notice Period	53	Subsidiary	62
OCC	3	Superior Proposal	63
Organizational Documents	62	Tangible Equity Capital	6
Per Share Merger Consideration	4	Tax	63
Person	62	Tax Return	63
Preferred Stock	10	Taxes	63
Proceeding	62	TDB	3
Proxy Statement	45	Termination Fee	54
Registration Statement	45	Transmittal Materials	8
Regulatory Approvals	11	Treasury Regulation	63
Required Consent	12	Treasury Shares	4
SEC	3	Union	63
Secondary Investigation	42	Unresolved Response Action	42
Securities Act	27	Voting Agreement	1
Securities Portfolio	14	WARN Act	63

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AGREEMENT AND PLAN OF REORGANIZATION
This Agreement and Plan of Reorganization (“Agreement”) dated as of April 30, 2018, is by and between Allegiance Bancshares, Inc. (“Allegiance”), a Texas corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and Post Oak Bancshares, Inc. (the “Company”), a Texas corporation and bank holding company registered under the BHC Act.
RECITALS
WHEREAS, the Company desires to affiliate with Allegiance, and Allegiance desires to affiliate with the Company in the manner provided in this Agreement;
WHEREAS, the respective boards of directors of Allegiance and the Company believe that the merger of the Company with and into Allegiance, with Allegiance continuing as the surviving entity (the “Merger”), in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are desirable and in the best interests of their respective shareholders;
WHEREAS, immediately following the Merger, and pursuant to a separate agreement and plan of merger in a form attached hereto as Exhibit A (the “Bank Merger Agreement”), Allegiance Bank, a Texas banking association and wholly-owned subsidiary of Allegiance (“Allegiance Bank”), and Post Oak Bank, N.A. (the “Bank”), a national banking association and wholly-owned subsidiary of the Company, shall be combined through merger, with Allegiance Bank continuing as the surviving entity (the “Bank Merger”);
WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder;
WHEREAS, the respective boards of directors of Allegiance and the Company have approved this Agreement and the transactions proposed herein on the terms and conditions set forth in this Agreement; and
WHEREAS, as a condition and inducement to Allegiance’s willingness to enter into this Agreement, (i) each member of the board of directors and certain officers of the Company and the Bank have entered into an agreement, in the form attached hereto as Exhibit B, dated as of the date hereof pursuant to which he or she agrees to vote the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (“Company Stock”) beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby (the “Voting Agreement”), and (ii) each director of the Company or the Bank that did not enter into an Employment Agreement (as defined herein) has entered into a support agreement in the form attached hereto as Exhibit C (the “Director Support Agreements”).

AGREEMENT
NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.
ARTICLE 1.
THE MERGER
Section 1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined herein), the Company shall be merged with and into Allegiance, with Allegiance continuing as the surviving corporation (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to, and with the effect provided for in, the applicable provisions of the Texas Business Organizations Code.
Section 1.2    Organizational Documents and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Organizational Documents of Continuing Corporation shall be the Organizational Documents (as defined herein) of Allegiance as in effect at the Effective Time. Unless and until changed by the board of directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of Allegiance as of the Effective Time. The established offices and facilities of the Company immediately prior to the Merger shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with law or the Organizational Documents of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of the Company and Allegiance and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to the Company and Allegiance, respectively, as of the Effective Time.
Section 1.3    Board of Directors and Officers of Continuing Corporation. Subject to Section 6.9, at the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Continuing Corporation, the members of the board of directors of Allegiance at the Effective Time shall be the board of directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Continuing Corporation, the senior officers of Allegiance immediately prior to the Effective Time shall be the senior officers of Continuing Corporation.
Section 1.4    Effect of Merger. At the Effective Time, the corporate existence of the Company and Allegiance shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of the Company and Allegiance. All rights, franchises and interests of the Company and Allegiance, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of the Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in the applicable provisions of the Texas Business Organizations Code.
Section 1.5    Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all Liabilities (as defined herein) of the Company and Allegiance. All Liabilities and obligations of the Company and of Allegiance, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or Allegiance, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Allegiance shall be preserved unimpaired subsequent to the Merger.
Section 1.6    Approvals and Notices. This Agreement shall be submitted to the shareholders of the Company and Allegiance in accordance with the terms of this Agreement, the applicable provisions of law and the Organizational Documents of the Company and Allegiance. The Company and Allegiance shall proceed with commercially reasonable efforts and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including the preparation and submission of all necessary filings, requests for waivers, notices and certificates with the Securities and Exchange Commission (the “SEC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Federal Deposit Insurance Corporation (the “FDIC”), the Texas Department of Banking (the “TDB”), and the Office of the Comptroller of the Currency (the “OCC”).
Section 1.7    Tax Consequences. It is intended by the parties hereto that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368‑2(g) and 1.368‑3(a) of the Treasury Regulations.
Section 1.8    Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Allegiance may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the shareholders of the Company as a result of such modification, (ii) the consideration to be paid to holders of Company Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II.
CONSIDERATION AND EXCHANGE PROCEDURES
Section 2.1    Merger Consideration.
(a)    No effect on outstanding Allegiance Common Stock. Each share of common stock, par value $1.00 per share, of Allegiance (“Allegiance Common Stock”), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
(b)    Conversion of Company Stock. At the Effective Time, each share of Company Stock issued and outstanding immediately prior to the Effective Time (excluding any Treasury Shares and Dissenting Shares (as such terms are defined herein)) shall automatically, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent only the right to receive from Allegiance, without interest, a number of shares of Allegiance Common Stock equal to the number set forth as the Exchange Ratio in Section 2.1(f)(iii), plus cash in lieu of any fractional share of Allegiance Common Stock as determined in accordance with Section 2.1(e) (the “Per Share Merger Consideration”).
(c)    Cancellation of Treasury Shares. Each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by any direct or indirect wholly owned Subsidiary (as defined herein) of the Company immediately prior to the Effective Time (the “Treasury Shares”) (other than (i) shares of Company Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Company Stock held in respect of a debt previously contracted) shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.
(d)    Assumption of Company Stock Options.
(i)    At the Effective Time, each option to acquire shares of Company Stock that is unexpired, outstanding and unexercised under the Post Oak Bancshares, Inc. Stock Option Plan (the “Company Stock Option Plan”) or any individual stock option award agreement to purchase shares of Company Stock immediately prior to the Effective Time (each, a “Company Stock Option”), whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, assumed by Allegiance and converted into an option to purchase shares of Allegiance Common Stock (each, a “Converted Stock Option”). Each Converted Stock Option shall continue to have and be subject to substantially the same terms and conditions after the Effective Time as were applicable to such Company Stock Option immediately prior to the Effective Time, including the terms and conditions relating to vesting and the post-termination exercise period, provided that a Converted Stock Option shall not give the optionee additional benefits that the optionee did not have under the applicable Company Stock Option, with the intention that such assumption satisfy the requirements of Treasury Regulations Sections 1.424-1 and 1.409A-1(b)(5)(v)(D) so as not to be considered a modification of the Company Stock Option, to retain, where applicable and possible, the tax and accounting treatment of each such Company Stock Option (including any Company Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code) and not to be treated as a change in the form of payment or as nonqualified deferred compensation under Section 409A of the Code (the “Per Option Merger Consideration”). Section 2.1(d)(i) of the Disclosure Schedules (as defined below) sets forth an example of how an existing Company Stock Option will be converted into a Converted Stock Option based on the foregoing.
(ii)    The exercise price and number of shares of Allegiance Common Stock to be issued pursuant to each such Converted Stock Option shall be determined as follows: (A) the number of shares of Allegiance Common Stock subject to each such Converted Stock Option shall be equal to the product of (1) the number of shares of Company Stock subject to the Company Stock Option immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, and (B) the per-share exercise price of each such Converted Stock Option shall be equal to the quotient, rounded to the nearest cent, of (1) the exercise price per share of Company Stock of such Company Stock Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio.
(iii)    Notwithstanding anything in this Agreement to the contrary, Allegiance will not assume and convert a Company Stock Option into a Converted Stock Option representing the right to purchase any fractional share of Allegiance Common Stock. In lieu of the assumption and conversion of a Converted Stock Option to purchase such fractional share, Allegiance shall pay a cash payment determined by multiplying (A) the difference between (1) the Average Closing Price and (2) the exercise price of such Converted Stock Option by (B) the fraction of a share of Allegiance Common Stock which such holder would otherwise be entitled to receive upon the exercise of such Converted Stock Option.
(e)    No Fractional Shares of Allegiance Common Stock. Notwithstanding anything in this Agreement to the contrary, Allegiance will not issue any fractional shares of Allegiance Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Allegiance shall pay to each former holder of Company Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of Allegiance Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1.
(f)    For purposes of this Agreement, the following terms shall have the following meanings:
(i)    “Aggregate Merger Consideration” means the Aggregate Stock Consideration plus all cash paid in lieu of any fractional shares of Allegiance Common Stock as determined in accordance with Section 2.1(e).
(ii)    “Aggregate Stock Consideration” means the sum of (A) the number of shares of Allegiance Common Stock to be issued pursuant to Section 2.1(b) plus (B) the number of shares of Allegiance Common Stock to be issued pursuant to the Converted Stock Options provided for by Section 2.1(d), unless adjusted pursuant to Section 9.1(g).

(iii)    “Average Closing Price” means the average of the closing price per share of Allegiance Common Stock on The NASDAQ Global Market (“NASDAQ”) (as reported by Bloomberg or, if not reported thereby, another alternative source as chosen by Allegiance and reasonably acceptable to the Company) for the twenty (20) consecutive trading days ending on and including the fifth (5th) trading day preceding the Closing Date.
(iv)    “Exchange Ratio” means 0.7017. The parties acknowledge and agree that the Exchange Ratio was determined using (A) the number of outstanding shares of Company Stock, (B) the number of outstanding Company Stock Options and (C) the average weighted price of outstanding Company Stock Options as of the date of this Agreement. If any of (A)-(C) is inaccurate in any respect, the parties agree that the Exchange Ratio will be revised to correct for such inaccuracy.
Section 2.2    Anti-Dilutive Adjustment. The aggregate number of shares of Allegiance Common Stock to be exchanged for each share of Company Stock shall be adjusted appropriately to reflect any change in the number of shares of Allegiance Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Allegiance Common Stock, received or to be received by holders of Allegiance Common Stock, when the record date or payment therefor occurs prior to the Effective Time; provided, however, this Section 2.2 shall not apply to the issuance of Allegiance Common Stock in exchange for the payment of cash consideration.
Section 2.3    Adjustment to Merger Consideration for Tangible Equity Capital.
(a)    If the Tangible Equity Capital (as defined below) as of the fifth (5th) Business Day preceding the Closing Date (the “Calculation Date”) is less than the amount (“Minimum Equity”) indicated for such date in Section 2.3(a) of the Disclosure Schedules, the Aggregate Merger Consideration will be reduced on a dollar-by-dollar basis by an amount equal to the difference between the Minimum Equity and the Tangible Equity Capital on the Calculation Date. The reduction will be made by subtracting (i) the number of shares of Allegiance Common Stock equal to the value of the quotient of such deficiency divided by the Average Closing Price (rounded to the nearest whole number) from (ii) the Aggregate Stock Consideration.
(b)    For purposes of this Agreement, “Tangible Equity Capital” shall equal the sum of the common stock, capital surplus and retained earnings of the Company as determined pursuant to generally accepted accounting principles (“GAAP”) minus goodwill and core deposit intangibles, net of accumulated amortization, on a consolidated basis. For purposes of calculating Tangible Equity Capital, the Company shall include adjustments made for certain extraordinary items related to the Merger, this Agreement and the transactions contemplated hereby, including deductions for (i) the after-tax amount of all costs, expenses and fees related to the Merger, this Agreement and the transactions contemplated hereby, (ii) any amounts required to be added to the Company’s allowance for loan losses pursuant to Section 5.9, (iii) the after-tax amount of the premium or additional cost incurred to provide for the continuation of certain of the Company’s insurance policies pursuant to Section 5.8, (iv) the after-tax amount of any penalty or liquidated damages associated with the termination of the Company’s contracts with any provider of electronic banking and data processing services prior to or following the Closing Date pursuant to Section

5.6, (v) the amount of the accrual through the Closing Date in accordance with GAAP, and confirmed by a third-party consultant mutually acceptable to the Company and Allegiance, of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements, (vi) the after-tax amount of any cost to fully fund and liquidate any Company Plan (as defined herein) and to pay all related expenses and fees to the extent such termination is requested by Allegiance pursuant to Section 7.4, (vii) the after-tax amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or severance, noncompetition, retention or bonus arrangements between the Company or the Bank and any other Person, (viii) the after-tax amount of any capitalized, unaccrued or prepaid software contracts, (ix) the after-tax amount of the accrual for outstanding litigation contemplated by Section 10.1(i), (x) the after-tax amount of the accrual required to address or remediate any Unresolved Response Action pursuant to Section 5.12(c), (xi) the after-tax amount of the accrual required to address or remediate a finding or request of a Governmental Body pursuant to Section 5.16 and (xii) the after-tax amount of any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement and the transactions contemplated hereby. In addition, for purposes of calculating Tangible Equity Capital, the Company will deduct the amount of any cash paid upon the exercise of a Company Stock Option between the date hereof and the Calculation Date. If a Company Stock Option is exercised after the Calculation Date but prior to the Closing Date, the Tangible Equity Capital will be recalculated to reflect such exercise.
Section 2.4    Dissenting Shares. Each share of Company Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of nor consented in writing to the approval of the Merger and who has properly perfected his dissenter’s rights of appraisal by following the exact procedure required by Chapter 10, Subchapter H of the Texas Business Organizations Code is referred to herein as a “Dissenting Share.” Notwithstanding any provision of this Agreement to the contrary, each Dissenting Share shall not be converted into or represent the right to receive the Per Share Merger Consideration pursuant to this ARTICLE II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the Texas Business Organizations Code. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the Texas Business Organizations Code; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the Texas Business Organizations Code. If any holder of any Dissenting Shares shall effectively withdraw or lose his dissenter’s rights under the applicable provisions of the Texas Business Organizations Code, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, only the right to receive the Per Share Merger Consideration without any interest thereon in accordance with the provisions of this ARTICLE II.
Section 2.5    Exchange of Shares.
(a)    Allegiance shall deposit or cause to be deposited in trust with Computershare Investor Services, Inc. (the “Exchange Agent”) (i)  book entry shares of Allegiance Common Stock in an amount sufficient to satisfy the Aggregate Stock Consideration and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) to holders of Dissenting Shares pursuant to Section 2.4, if any, and (B) to holders of a fraction of a share of Allegiance Common Stock pursuant to Section 2.1(e) (such shares and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.
(b)    As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates, which as of the Effective Time represented shares of Company Stock (the “Certificates”), a letter of transmittal that will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, include standard representations and warranties on behalf of the record holder, and contain instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration into which the shares of Company Stock represented by such Certificate(s) will have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”). Upon surrender to the Exchange Agent of a Certificate, together with the Transmittal Materials duly completed and executed, the holder of such Certificate shall be entitled to receive in exchange therefor the allocable portion of the Aggregate Merger Consideration as provided in Section 2.1, as may be adjusted pursuant to Section 2.3, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued with respect to the shares of Allegiance Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.5, after the Effective Time, each Certificate (other than Certificates representing Treasury Shares, which shall be treated as provided in Section 2.1(c), or Dissenting Shares, which shall be treated as provided in Section 2.4) shall represent for all purposes only the right to receive the allocable portion of the Aggregate Merger Consideration without any interest thereon.
(c)    No dividends or other distributions declared after the Effective Time with respect to shares of Allegiance Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate and duly completed and executed Transmittal Materials to the Exchange Agent in accordance with this Section 2.5. After the surrender of a Certificate and duly completed and executed Transmittal Materials in accordance with this Section 2.5, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Allegiance Common Stock issuable in respect of such Certificate.
(d)    After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Allegiance, they shall be promptly presented to the Exchange Agent for exchange as provided in this Section 2.5.
(e)    Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six (6) months after the Exchange Agent mails the Transmittal Materials pursuant to this Section 2.5 shall be returned to Allegiance upon demand, and any shareholders of the Company who have not theretofore complied with the exchange procedures in this Section 2.5 shall look to Allegiance only, and not the Exchange Agent, for the payment of any Per Share Merger Consideration in respect of such shares.

(f)    If any shares of Allegiance Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Allegiance) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of shares of Allegiance Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
(g)    None of Allegiance, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Stock for any Allegiance Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
(h)    If any Certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Allegiance or the Exchange Agent, the posting by such person of a bond in such amount as Allegiance or the Exchange Agent may reasonably request as indemnity against any claim that may be made against Allegiance with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the allocable portion of the Aggregate Merger Consideration deliverable in respect thereof pursuant to this Agreement.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANU
The Company represents and warrants to Allegiance as set forth below. On the date hereof, the Company delivered to Allegiance schedules (the “Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this ARTICLE III or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement.
Section 3.1    Organization.
(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. The Bank is a national banking association duly formed, validly existing and in good standing under the laws of the United States of America. Other than the Bank, the Company has no other Subsidiary.
(b)    The Company and each of its Subsidiaries has requisite power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their respective properties, to engage in the business and activities now conducted by each of them. To the Company’s knowledge, no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened.
(c)    The Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the OCC.
(d)    True and complete copies of the Organizational Documents of the Company and each Subsidiary, each as amended to date, have been delivered to Allegiance.
(e)    Section 3.1(e) of the Disclosure Schedules lists each of the Subsidiaries of the Company and any other Person in which the Company or any of the Company’s Subsidiaries own or have the right to acquire capital stock. Other than as set forth in Section 3.1(e) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries (i) has any Subsidiaries or Affiliates, (ii) is a general partner or owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) knows of any arrangement pursuant to which the capital stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of the Company.
(f)    The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by the Bank.
Section 3.2    Capitalization.
(a)    The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $0.01 par value, 11,784,149 of which are issued and outstanding and 654,275 of which are held in treasury as of the date of this Agreement, and 5,000,000 shares of preferred stock, $0.01 par value (“Preferred Stock”), none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Stock are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state securities laws.
(b)    The Company owns, either directly or indirectly, all of the issued and outstanding capital stock and other securities of its Subsidiaries. The outstanding capital stock and other securities of the Company’s Subsidiaries are, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable (except as provided in 12 U.S.C. § 55) and (ii) free and clear of any liens, claims, security interests and encumbrances of any kind. There are no irrevocable proxies with respect to shares of the Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Subsidiaries to any Person.
(c)    Other than as set forth on Section 3.2(c) of the Disclosure Schedules, there are no existing options, stock appreciation rights, stock appreciation units, warrants, calls,

convertible securities or commitments of any kind obligating the Company to issue any authorized and unissued Company Stock or Preferred Stock.
(d)    Other than as set forth on Section 3.2(d) of the Disclosure Schedules, the Company does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock or other securities. Other than the Voting Agreement, to the knowledge of the Company, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Company Stock.
(e)    The Company has not paid any dividends on the Company Stock since January 1, 2015.
Section 3.3    Authority; Approvals.
(a)    The Company has the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.
(b)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of the Company. The board of directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders, (ii) directed that this Agreement be submitted to the Company’s shareholders for approval and adoption and (iii) resolved to recommend to the Company’s shareholders that they approve this Agreement. Except for the approval of the shareholders of the Company, no further corporate proceedings on the part of the Company are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby or thereby.
(c)    Section 3.3(c) of the Disclosure Schedules lists all governmental and any other consents, approvals, authorizations, applications, filings, notices, registrations and qualifications that are required to be made or obtained by the Company or any of its Subsidiaries in connection with or for the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger (collectively, the “Regulatory Approvals”). Other than federal and state securities laws and the Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Body (as defined herein) or with any other Person are necessary in connection with the execution and delivery by (i) the Company of this Agreement and the related documents to which it is a party or the consummation by the Company of the transactions contemplated hereby or thereby, or (ii) the Bank of the Bank Merger Agreement.

Section 3.4    No Conflicts; Consents.
(a)    Neither the execution and delivery by the Company of this Agreement and the related documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will, assuming that the Regulatory Approvals and Company shareholder approvals are duly obtained, (a) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the Organizational Documents of the Company or any of its Subsidiaries or (ii) except as set forth in Section 3.4(a) of the Disclosure Schedules, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which it may be bound, or to which the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries may be subject, or (b) violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.
(b)    Except for the Regulatory Approvals, Company shareholder approvals and as set forth in Section 3.4(b) of the Disclosure Schedules (each item so set forth therein a “Required Consent”), no consent, approval, notice, license, permit, order or authorization of or registration, declaration or filing with any Person is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the related documents to which they are a party and the consummation of the transactions contemplated hereby and thereby.
Section 3.5    Proceedings. Except as set forth in Section 3.5 of the Disclosure Schedules, there are no Proceedings (as defined herein) pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, and the Company has no knowledge of any basis on which any such Proceedings could be brought, which could reasonably be expected to result in a Material Adverse Effect on the Company or which could question the validity of any action taken or to be taken in connection with this Agreement or the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.
Section 3.6    Financial Statements.
(a)    Attached in Section 3.6(a) of the Disclosure Schedules are true, correct and complete copies of the Company’s audited consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2017, 2016 and 2015, accompanied by the report thereon of the Company’s independent auditors (the “Company Annual Financial Statements”). The Company has also furnished or made available to Allegiance a true, correct and complete copy of the Consolidated Reports of Condition and Income (“Call Reports”) filed by the Bank as of and for each period during the three years ended December 31, 2017. The Company Annual Financial Statements and Call Reports are collectively referred to in this Agreement as the “Company Financial Statements.”
(b)    The Company Annual Financial Statements have been prepared from the books and records of the Company and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated. The Call Reports fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal banking authorities.
(c)    As of the dates of the Company Financial Statements and as of the date of this Agreement, neither the Company nor any Subsidiary had any material Liabilities (whether accrued, absolute, contingent or otherwise) except as fully set forth or provided for in such Company Financial Statements.
Section 3.7    Compliance with Laws and Regulatory Filings.
(a)    The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to the Company or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Non-deposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans (collectively, “Banking Laws”). Neither the Company nor the Bank has had nor suspected any material incidents of fraud or defalcation involving the Company, the Bank or any of their respective officers, directors or Affiliates during the last two years. Each of the Company and the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including wire transfers). The Bank is designated as a intermediate small bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”
(b)    The Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB, the OCC or any other Governmental Body having supervisory jurisdiction over the Company and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business or as set forth in Section 3.7(b) of the Disclosure Schedules, no Governmental Body has initiated any Proceeding or, to the Company’s knowledge, investigation into the business or operations of the Company or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of the Bank or the Company.
(c)    The Company has no knowledge of any fact or circumstance relating to the Company or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Bank Merger.
(d)    None of the Company, or its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.
Section 3.8    Absence of Certain Changes. Since December 31, 2017, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (b) except as set forth in Section 3.8 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has engaged in the activities proscribed by Section 5.2(b) and (c) no Material Adverse Effect on the Company or the Bank has occurred.
Section 3.9    Investments. The Company has furnished to Allegiance a true, correct and complete list, as of December 31, 2017, of all securities, including municipal bonds, owned by the Company (the “Securities Portfolio”). Except as set forth in Section 3.9 of the Disclosure Schedules, all such securities are owned by the Company (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Section 3.9 of the Disclosure Schedules also discloses any Person in which the ownership interest of the Company, whether held directly or indirectly, equals five percent (5%) or more of the issued and outstanding voting securities of the issuer thereof. To the Company’s knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.
Section 3.10    Loan Portfolio and Reserve for Loan Losses.
(a)    All evidences of indebtedness and leases of the Company or any of its Subsidiaries (individually a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. Neither the Company nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. There is no valid claim or defense to the enforcement of any Loan and none has been asserted, and the Company has no knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.
(b)    The credit files of the Company and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to the Company or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of the Company or any of its Subsidiaries (including Loans that will be outstanding if it advances funds it is obligated to advance).
(c)    The allowance for loan losses shown on the Company Financial Statements as of December 31, 2017, was, and the allowance for loan losses to be shown on any financial statements of the Company or the Bank or Consolidated Reports of Condition and Income of the Bank as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all probable losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of the Company or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans.
Section 3.11    Certain Loans and Related Matters.
(a)    Except as set forth in Section 3.11(a) of the Disclosure Schedules, as of March 31, 2018, neither the Company nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company or any of its Subsidiaries, or any ten percent (10%) or more shareholder of the Company, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to the Company or any of its Subsidiaries including those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over the Company or any of its Subsidiaries.
(b)    Section 3.11(b) of the Disclosure Schedules contains the “watch list of loans” of the Bank (“Watch List”) as of March 31, 2018. To the knowledge of the Company, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the Watch List based on the Company’s or the Bank’s ordinary course of business and safe and sound banking principles.
Section 3.12    Trust Business. Neither the Company nor any of its Subsidiaries has been appointed in a fiduciary or representative capacity in respect of any trusts, executorships, administrations, guardianships, conservatorships, or other fiduciary representative capacity. Neither the Company nor any of its Subsidiaries administers or otherwise holds any indenture, pooling and servicing, private label, paying agency, collateral or disbursing agency, securities (whether bond, note, debenture or other) registrar, transfer agency, document custody or other fiduciary or agency contracts.
Section 3.13    Real Property Owned or Leased.
(a)    Section 3.13(a) of the Disclosure Schedules contains a true, correct and complete list of all real property owned or leased by the Company or its Subsidiaries, including non-residential other real estate, and the owner or lessee thereof (the “Company Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the Company Real Property, title insurance policies for the Company Real Property that is owned by the Company or its Subsidiaries, and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Allegiance.
(b)    No lease or deed with respect to any Company Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Company Real Property pertaining to its current primary purpose.
(c)    None of the buildings and structures located on any Company Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Company Real Property, except those violations and encroachments that do not, individually or in the aggregate, materially adversely affect the value or use and enjoyment of the relevant Company Real Property. No condemnation proceeding is pending or, to the Company’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Company Real Property in the manner in which it is currently being used.
(d)    The Company or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all Company Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the Company Financial Statements; and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.
(e)    All buildings and other facilities used in the business of the Company and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.
Section 3.14    Personal Property. Except as set forth in Section 3.14 of the Disclosure Schedules, each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Company Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the Company Financial Statements and (ii) such other liens, charges imperfections of title and encumbrances as do not, individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Company Personal Property. Subject to ordinary wear and tear, the Company Personal Property, taken as a whole, is in good operating condition and repair and is adequate for the uses to which it is being put.
Section 3.15    Environmental Laws. The Company and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws (as defined herein) and permits thereunder. Neither the Company nor any of its Subsidiaries has received written notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined herein), and they are not subject to any claim, lien, charge or other encumbrance under any Environmental Laws. No Company Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by the Company or its Subsidiaries or owned, operated or leased by the Company or its Subsidiaries within the ten (10) years preceding the date of this Agreement, has been designated by a Governmental Body as requiring any environmental investigation, cleanup or response action to comply with Environmental Laws, or, to the knowledge of the Company, has been the site of any release of any Hazardous Materials. To the Company’s knowledge, (a) no asbestos was used in the construction of any Company Real

Property (or any improvements thereon), (b) no real property currently or previously owned by the Company or any of its Subsidiaries is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries and, except as set forth on Section 3.15 of the Disclosure Schedules, no underground storage tanks have been closed or removed from any properties owned or operated by the Company or any of its Subsidiaries. The Company has made available to Allegiance all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to the Company Real Property, any real property formerly owned or operated by the Company or any of its Subsidiaries or any of their respective predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of the Company or any of its Subsidiaries.
Section 3.16    Taxes.
(a)    Subject to applicable extension periods, the Company and its Subsidiaries have filed all material Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) of the Company or any Subsidiary to pay any Tax.
(b)    The Company and its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Body all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
(c)    There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of the Company or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which the Company or any Subsidiary has knowledge based upon contact with any agent of such authority. Section 3.16(c) of the Disclosure Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company or any Subsidiary for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Allegiance correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

(d)    Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(e)    The Company has not been a United States real property holding corporation within the meaning of § 897(c)(2) of the Code during the applicable period specified in § 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under §§ 6011 and 6111 of the Code and Treasury Regulation § 1.6011-4. Other than as set forth on Section 3.16(e) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which the Company is the common parent) or (iii) has any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation § 1.1502‑6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(f)    Neither the Company nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of § 6662 of the Code.
(g)    None of the Company, any of its Subsidiaries, Allegiance or any Affiliate of Allegiance will be required to include any item of income in, and none of the Company, any of its Subsidiaries, Allegiance or any Affiliate of Allegiance will be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under § 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in § 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under § 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(h)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of § 355(a)(1)(A) of the Code) in a distribution of stock under § 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of § 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(i)    The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of December 31, 2017, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing

Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing its Tax Returns.
(j)    Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance that reasonably could be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company has not taken or agreed to take any action that would prevent or reasonably could be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
Section 3.17    Contracts and Commitments.
(a)    Except as set forth in Section 3.17(a) of the Disclosure Schedules (the “Company Contracts”), neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):
(i)    employment, services, independent contractor, consulting, change-in-control, retention, or severance contracts or similar arrangements;
(ii)    collective bargaining agreements, memorandums of understanding, or other contracts with any Union;
(iii)    bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;
(iv)    any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;
(v)    contract or commitment for capital expenditures in excess of $50,000 in the aggregate;
(vi)    material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement or not terminable upon notice of sixty (60) days or less;
(vii)    contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;
(viii)    contract, agreement or letter with respect to the management or operations of the Company or the Bank imposed by any Governmental Body having supervisory jurisdiction over the Company or the Bank;
(ix)    note, debenture, agreement, contract or indenture related to the borrowing by the Company or any Subsidiary of money other than those entered into in the ordinary course of business;

(x)    guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;
(xi)    agreement with or extension of credit to any executive officer or director of the Company or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding Company Stock, or any affiliate of such person;
(xii)    agreement with any executive officer or director of the Company or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding Company Stock or any affiliate of such person, relating to bank owned life insurance (“BOLI”);
(xiii)    lease of real property;
(xiv)    any agreement containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Body);
(xv)    any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of thirty (30) days or less;
(xvi)    any agreement pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person;
(xvii)    any agreement between the Bank, on the one hand, and a Person listed on Section 3.1(e) of the Disclosure Schedules, on the other hand (the “Affiliate Agreements”); or
(xviii)    contracts, other than the foregoing, with payments aggregating $50,000 or more not made in the ordinary course of business.
(b)    Each Company Contract is legal, valid and binding on the Company or its Subsidiaries, as the case may be, and to the knowledge of the Company, the other parties thereto, enforceable by the Company or its Subsidiaries, as the case may be, in accordance with its terms (subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles) and is in full force and effect. Each of the Company and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each Company Contract and there are no existing material defaults by the Company or its Subsidiary, as the case may be, or, to the knowledge of the Company, the other party thereunder and, to the knowledge of the Company, there are no allegations or assertions of such by any party under such Company Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each Company Contract has been delivered or made available to Allegiance.
Section 3.18    Fidelity Bonds and Insurance.
(a)    A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of either the Company or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder is set forth in Section 3.18(a) of the Disclosure Schedules.
(b)    All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company or any Subsidiary (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and all agreements to which the Company or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by the Company and its Subsidiaries in respect of amounts, types and risks insured; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including the payment of premiums. To the knowledge of the Company, no insurer under any such policy or bond has canceled or indicated to the Company or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither the Company nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither the Company nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three (3) fiscal years.
Section 3.19    Regulatory Actions and Approvals. There are no Proceedings pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary by or before any Governmental Body or arbitrator having jurisdiction over the Company or any Subsidiary. Neither the Company nor any Subsidiary is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any Governmental Body or arbitrator having jurisdiction over it. Neither the Company nor any Subsidiary knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Regulatory Approvals, the Merger, the Bank Merger, or the other transactions contemplated by this Agreement, nor does the Company or any Subsidiary have any reason to believe that it will not be able to obtain all Regulatory Approvals.
Section 3.20    Employee Matters.
(a)    Section 3.20(a) of the Disclosure Schedules contains a list of all current employees of the Company or any of its Subsidiaries—including, without limitation, those individuals for whom the Company or any of its Subsidiaries is a joint employer—as of the date hereof, including any such employee who is on a leave of absence of any nature, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current base compensation rate; (v) bonus or other incentive-based compensation paid in the prior calendar year; (vi) exempt or non-exempt classification under the Fair Labor Standards Act; and (vii) pay-rolling entity. As of the date hereof, all compensation payable to all employees of the Company and its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Company’s interim financial statements) and there are no outstanding agreements, understandings or commitments of the Company or its Subsidiaries with respect to any compensation.
(b)    Section 3.20(b) of the Disclosure Schedules contains a list of all Persons who, as of the date hereof, are parties to an independent contract or consulting agreement directly with the Company or its Subsidiaries, and for each such individual the following information: (i) name; (ii) compensation rate; (iii) contract expiration date and terms; and (iv) a brief description of services provided. As of the date hereof, all compensation payable to all independent contractors and consultants of the Company and its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Company’s interim financial statements) and there are no outstanding agreements, understandings or commitments of the Company or its Subsidiaries with respect to any compensation.
(c)    Neither the Company nor any of its Subsidiaries is, nor has been, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a Union, and there is not, and has not been, any Union representing or purporting to represent any employee of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has a duty to bargain with any Union. As of the date hereof, there is not any unfair labor practice charge or complaint or any other Proceedings pending before the National Labor Relations Board or any other Governmental Body having jurisdiction thereof and, to the Company’s knowledge, no such complaint has been threatened. Neither the Company nor any of its Subsidiaries has received any written notice concerning, and, to the Company’s knowledge, there is not and has never been, any activities or proceedings of any Union (or representatives thereof) to organize any employees, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees.
(d)    The Company and its Subsidiaries have complied in all material respects with all labor and employment laws, including, without limitation, any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and, to the knowledge of the Company, no person has asserted to the Company or any Subsidiary that the Company or any Subsidiary is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. There are no Proceedings pending, or to the Company’s knowledge, threatened against the Company or any of its Subsidiaries with respect to allegations of a violation of any labor or employment law, and the Company has no knowledge of any basis on which any such Proceedings could be brought.
(e)    Neither the Company nor any of its Subsidiaries has implemented, and does not intend to implement, any plant closing or layoff of employees that could implicate the WARN Act.

Section 3.21    Compensation and Benefit Plans.
(a)    Section 3.21(a) of the Disclosure Schedules lists all employee benefit plans, policies, arrangements, programs, practices, or agreements (i) providing benefits or compensation to any current or former employees, directors, consultants or other service providers of the Company or any of its ERISA Affiliates (as defined herein) (including service providers provided to the Company or any of its ERISA Affiliates through a contractual arrangement with a third-party professional employer organization (“Company PEO”)), or (ii) that are sponsored or maintained by the Company or any of its ERISA Affiliates, or (iii) to which the Company or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors, consultants or other service providers of the Company or any of its ERISA Affiliates, or (iv) with respect to which the Company or any of its ERISA Affiliates has any Liability, including, but not limited to, any employee welfare benefit plan within the meaning of § 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of § 3(2) of ERISA or any employment or consulting agreement, collective bargaining agreement, or employee stock ownership, bonus, incentive, deferred compensation, stock purchase, stock option, equity or phantom equity compensation, retention, severance, change of control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation, paid time off or fringe benefit plan, policy, arrangement, program, practice, or agreement (each of the foregoing, a “Company Employee Plan”). Section 3.21(a) of the Disclosure Schedules designates the Company Employee Plans for which the Company or an ERISA Affiliate is the plan sponsor (“Company Plan”) and the plans, arrangements or agreements for which a Company PEO is the plan sponsor (“Company PEO Plan”). Neither the Company nor any ERISA Affiliate has any liability or contingent liability with respect to any Company PEO Plan except to the extent that the Company or the ERISA Affiliate is contractually obligated to make payments to the Company PEO for coverage under such Company PEO Plan. As of the date of this Agreement, all such payments have been made or accrued for. There are no pending or, to the knowledge of the Company, threatened Proceedings, audits or other claims (except routine claims for benefits) relating to any Company Plan. All of the Company Plans comply and have been administered in all material respects with their terms and with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in § 406 of ERISA or § 4975 of the Code) with respect to the Company Plans which is likely to result in the imposition of any penalties or Taxes upon the Company or any of its Subsidiaries under § 502(i) of ERISA or § 4975 of the Code. All contributions, premiums or other payments required by law or by any Company Plan have been made by the due date thereof.
(b)    Neither the Company nor any of its Subsidiaries has any Liabilities for post-retirement or post-employment welfare benefits under any Company Plan, except for coverage required by Part 6 of Title I of ERISA or § 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Company Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation and no event or circumstance has occurred that would disqualify any such Company Plan. The Company has provided or made available copies of (i) each Company Plan, including all amendments thereto, (ii) the most recent summary plan descriptions of each Company Plan, (iii) each trust agreement, insurance policy or other instrument relating to the funding or administration of any Company Plan, (iv) the three most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the United States Department of Labor with respect to each Company Plan, (v) the most recent determination letter issued by the IRS with respect to each Company Plan that is intended to qualify under § 401 of the Code, (vi) the most recent available financial statements for each Company Plan, and (vii) the most recent audited financial statements for each Company Plan for which audited statements are required by ERISA.
(c)    Neither the Company nor any ERISA Affiliate has any Liability with respect to a “multiemployer plan” within the meaning of § 4001(a)(3) of ERISA (“Multiemployer Plans”). Neither the Company nor any ERISA Affiliate has ever contributed to or been obligated to contribute to any Multiemployer Plan, and neither the Company, nor any ERISA Affiliate has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to any employee benefit plan that is subject to Section 412 of the Code or Title IV of ERISA, and neither the Company nor any ERISA Affiliate has ever sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Section 412 of the Code or Title IV of ERISA.
(d)    There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined herein) of the Company or any of its Subsidiaries now or following the Closing.
(e)    Except as set forth in Section 3.21(e) of the Disclosure Schedules, there are no outstanding shares of capital stock of the Company which were distributed to any current shareholder from the ESOP, or if such shares were distributed and are now outstanding, the holder thereof no longer has any “put” rights with respect to such shares under the ESOP entitling the holder to require the Company to purchase such shares.
(f)    Except as set forth in Section 3.21(f) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (where such other event by itself would not result in such consequence), (i) entitle any current or former employee, director, officer, consultant or other service provider of the Company or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former employee, director, officer, consultant or other service provider of the Company or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefits or otherwise), (iii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan, or (iv) limit or restrict the right to amend, terminate, or transfer the assets of any Company Plan on or following the Effective Time. There is no contract, agreement, plan or other arrangement covering any service provider or former service provider of the Company or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by the Company or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of § 162(m) or § 280G of the Code.
(g)    Section 3.21(g) of the Disclosure Schedules lists each Person who (i) as of the Closing Date, could be reasonably expected to be a “disqualified individual” (within the meaning of § 280G of the Code and the regulations promulgated thereunder) with respect to the Company or any of its Subsidiaries and (ii) who could reasonably be expected to receive an “excess parachute payment” within the meaning of § 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). The Company has made available to Allegiance calculations prepared by Longnecker & Associates, using reasonable good faith assumptions, which estimates potential “parachute payments” (within the meaning of § 280G(b)(2)(A) of the Code) to “disqualified individuals” (within the meaning of § 280G(c) of the Code) with respect to any payment or benefit made in connection with the transactions contemplated by this Agreement.
(h)    Section 3.21(h) of the Disclosure Schedules lists each plan under which compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity compensation may be granted to any employee, director or other service provider of the Company or any ERISA Affiliate and the holders and corresponding number of awards issued and outstanding under each such plan.
Section 3.22    Deferred Compensation, Salary Continuation, and Other Post-Retirement Benefit Arrangements. Neither the Company nor the Bank is a party to or bound by any nonqualified deferred compensation or salary continuation arrangement or any other arrangement that provides for post-retirement or post-employment benefits to any director, officer, employee or contractor of the Company or the Bank.
Section 3.23    Brokers, Finders and Financial Advisors. Other than as set forth in Section 3.23 of the Disclosure Schedules, neither the Company, any of its Subsidiaries nor any of its or their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.
Section 3.24    Accounting Controls. Each of the Company and its Subsidiaries has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (a) all transactions are executed in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; (b) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as it or other criteria applicable to such financial statements, and to maintain accountability for items therein; (c) control of the properties and assets of the Company and its Subsidiaries is permitted only in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.
Section 3.25    Derivative Contracts. Neither the Company nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Company Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.26    Deposits. Except as listed in Section 3.26 of the Disclosure Schedules, no deposit of the Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).
Section 3.27    Intellectual Property Rights.
(a)    Section 3.27(a) of the Disclosure Schedules contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by the Company or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”). The Company and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither the Company nor any Subsidiary is, to the Company’s knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has the Company or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.
(b)    Neither the Company nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement or the related documents nor the consummation of the transactions contemplated hereby or thereby will in any way impair the right of the Company or any Subsidiary or the Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.
Section 3.28    Shareholders’ List. Section 3.28 of the Disclosure Schedules contains a true, correct and complete list of the record holders of shares of Company Stock as of a date within ten (10) Business Days prior to the date of this Agreement, containing their names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated not more than five (5) Business Days prior to Closing.
Section 3.29    SEC Status; Securities Issuances. The Company is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by the Company and any Subsidiary have been registered under the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws, and all other applicable laws or were exempt from any such registration requirements.
Section 3.30    Dissenting Shareholders. The Company has no knowledge of any plan or intention on the part of any shareholder of the Company to make written demand for payment of the fair value of such holder’s shares of Company Stock in the manner provided in Section 2.4.
Section 3.31    Takeover Laws. This Agreement and the Merger contemplated hereby are not subject to the requirements of any “moratorium,” “control stock,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to the Company.
Section 3.32    Fairness Opinion. Prior to the execution of this Agreement, the Company has received a written opinion from Performance Trust Capital Partners, LLC, dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Aggregate Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ALLEGIANCE
Except as disclosed to the Company in a letter (the “Allegiance Disclosure Letter”) delivered to the Company by Allegiance prior to the execution of this Agreement (with reference to the section numbers of the representations and warranties in this ARTICLE IV to which the information in such letter relates, unless it is reasonably apparent from a reading of such disclosure that the disclosure is applicable to other representations and warranties), or as disclosed in Allegiance’s annual report on Form 10‑K for the fiscal year ended December 31, 2017, Allegiance’s Definitive Proxy Statement for the 2018 Annual Meeting of Shareholders of Allegiance and any Current Reports on Form 8-K filed prior to the date hereof with respect to events occurring since December 31, 2017 (collectively, “Allegiance SEC Reports”) (it being understood that (i) nothing disclosed in the Allegiance SEC Reports shall be deemed disclosed for purposes of any subsection of this ARTICLE IV unless it is reasonably apparent that the matters so disclosed in such Allegiance SEC Report are applicable to such subsection and (ii) disclosure in the “Risk Factors” Section in a Allegiance SEC Report shall be ignored for purposes of this Agreement), Allegiance hereby represents and warrants to the Company as follows:
Section 4.1    Organization.
(a)    Allegiance is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. Allegiance Bank is a Texas state chartered bank duly organized, validly existing and in good standing under the laws of the State of Texas.
(b)    Allegiance and Allegiance Bank have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Allegiance. Allegiance engages only in activities (and holds properties only of the types) permitted to bank holding companies by the BHC Act, and the rules and regulations promulgated thereunder.
(c)    Allegiance Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.
Section 4.2    Capitalization.
(a)    The authorized capital stock of Allegiance consists of 40,000,000 shares of Allegiance Common Stock, $1.00 par value, 13,305,556 shares of which are outstanding as of April 24, 2018, and 1,000,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding as of the date of this Agreement. Allegiance owns all of the issued and outstanding shares of common stock, $1.00 par value, of Allegiance Bank (“Allegiance Bank Stock”). All of the issued and outstanding shares of Allegiance Common Stock and Allegiance Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person.
(b)    At the Effective Time, the shares of Allegiance Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.
Section 4.3    Authority; Approvals.
(a)    Allegiance has the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Allegiance and is a duly authorized, valid, legally binding agreement of Allegiance enforceable against Allegiance in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.
(b)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of Allegiance. The board of directors of Allegiance has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Allegiance and its shareholders, (ii) directed that this Agreement be submitted to Allegiance’s shareholders for approval and adoption, and (iii) resolved to recommend to Allegiance’s shareholders that they approve this Agreement. Except for the approval of the shareholders of Allegiance, no further corporate proceedings on the part of Allegiance are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby or thereby.
(c)    Other than the federal and state securities laws and the Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Body or with any other Person are necessary in connection with the execution and delivery by (i) Allegiance of this Agreement and the related documents to which it is a party or the consummation by Allegiance of the transactions contemplated hereby or thereby, or (ii) Allegiance Bank of the agreement pursuant to which the Bank Merger shall occur.

Section 4.4    No Conflicts; Consents. Neither the execution and delivery by Allegiance of this Agreement and the related documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Allegiance with any of the provisions hereof or thereof, will (a) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of Allegiance or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the Organizational Documents of Allegiance or any of its Subsidiaries or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Allegiance or any of its Subsidiaries is a party or by which it may be bound, or to which Allegiance or any of its Subsidiaries or any of the properties or assets of Allegiance or any of its Subsidiaries may be subject, or (b) assuming that the Regulatory Approvals are duly obtained, violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Allegiance or any of its Subsidiaries or any of their respective properties or assets.
Section 4.5    Proceedings. There are no Proceedings pending or, to Allegiance’s knowledge, threatened against Allegiance or any of its Subsidiaries, and Allegiance has no knowledge of any basis on which any such Proceedings could be brought which could reasonably be expected to result in a Material Adverse Effect on Allegiance or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither Allegiance nor Allegiance Bank is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.
Section 4.6    Financial Statements.
(a)    Allegiance has furnished or made available to the Company true and complete copies of its Annual Report on Form 10‑K for the year ended December 31, 2017, as filed with the SEC, which contains Allegiance’s audited consolidated balance sheet (which includes the allowance for loan losses) as of December 31, 2017, and the related statements of income, comprehensive income, shareholders’ equity and cash flows for the year ended December 31, 2017 (the “Allegiance Annual Financial Statements”)
(b)    The Allegiance Annual Financial Statements have been prepared from the books and records of Allegiance and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Allegiance at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated.
(c)    As of the dates of the Allegiance Annual Financial Statements, neither Allegiance nor any Subsidiary had any material Liabilities (whether accrued, absolute, contingent or otherwise) except as fully set forth or provided for in such Allegiance Annual Financial Statements.

(d)    Allegiance and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Allegiance and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of Allegiance, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Allegiance’s and its Subsidiaries’ assets that could have a material effect on Allegiance’s financial statements.
(e)    Allegiance’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Allegiance in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Allegiance’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Allegiance required under the Exchange Act with respect to such reports. Allegiance has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to Allegiance’s auditors and the audit committee of the board of directors of Allegiance (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Allegiance’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Allegiance’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.
Section 4.7    Compliance with Laws and Regulatory Filings.
(a)    Allegiance and Allegiance Bank have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to Allegiance or Allegiance Bank, including all Banking Laws and Environmental Laws. Allegiance and Allegiance Bank have neither had nor suspected any material incidents of fraud or defalcation involving Allegiance, Allegiance Bank or any of their respective officers, directors or Affiliates during the last two years. Each of Allegiance and Allegiance Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Allegiance Bank that are designed to properly monitor transaction activity (including wire transfers). Allegiance Bank is designated as a large bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”
(b)    Allegiance and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB or any other Governmental Body having supervisory jurisdiction over Allegiance and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to Allegiance’s knowledge, investigation into the business or operations of Allegiance or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of Allegiance or Allegiance Bank.
(c)    Allegiance has no knowledge of any fact or circumstance relating to Allegiance or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Bank Merger, nor does Allegiance have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger and the Bank Merger.
Section 4.8    SEC Reports.
(a)    Allegiance has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act since October 7, 2015. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (a) complied in all material respects as to form with the applicable requirements under the Exchange Act and (b) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    Allegiance is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allegiance.
Section 4.9    Absence of Certain Changes. Since December 31, 2017, (a) Allegiance and Allegiance Bank have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no Material Adverse Effect on Allegiance or Allegiance Bank has occurred.
Section 4.10    Taxes.
(a)    Subject to applicable extension periods, Allegiance and its Subsidiaries have filed all material Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either Allegiance or any Subsidiary is or was a member. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by Allegiance or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either Allegiance or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid. Neither Allegiance nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where Allegiance or any Subsidiary does not file Tax Returns that Allegiance or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Allegiance or any Subsidiary that arose in connection with any failure (or alleged failure) of Allegiance or any Subsidiary to pay any Tax.
(b)    Allegiance and its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Body all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
(c)    There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of Allegiance or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which Allegiance or any Subsidiary has knowledge based upon contact with any agent of such authority.
(d)    Neither Allegiance nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under §§ 6011 and 6111 of the Code and Treasury Regulation § 1.6011-4. Neither Allegiance nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which Allegiance is the common parent) or (iii) has any Liability for the Taxes of any Person (other than Allegiance and its Subsidiaries) under Treasury Regulation § 1.1502‑6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(e)    Neither Allegiance nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of § 6662 of the Code.
(f)    Neither Allegiance nor any of its Subsidiaries is aware of any fact or circumstance that reasonably could be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Allegiance has not taken or agreed to take any action that would prevent or reasonably could be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
Section 4.11    Brokers, Finders and Financial Advisors. Other than fees payable by Allegiance to Raymond James & Associates, Inc., neither Allegiance, any of its Subsidiaries nor any of its or their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.
Section 4.12    Fairness Opinion. Prior to the execution of this Agreement, Allegiance has received a written opinion from Raymond James & Associates, Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Aggregate Merger Consideration to be paid by Allegiance to the shareholders of the Company pursuant to this Agreement is fair, from a financial point of view, to Allegiance. Such opinion has not been amended or rescinded.

ARTICLE V.
COVENANTS OF THE COMPANY
The Company covenants and agrees with Allegiance as follows:
Section 5.1    Approval of Shareholders of the Company; Efforts.
(a)    The Company will, as soon as practicable, take all steps under applicable laws and its Organizational Documents necessary to duly call, give notice of, convene and hold a special meeting of the Company’s shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “Company Shareholder Meeting”) at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The board of directors of the Company shall recommend to the shareholders of the Company the approval and adoption of this Agreement and the transactions contemplated hereby, and shall not withdraw, amend or modify such recommendation in a manner adverse to Allegiance (a “Change in Recommendation”) and shall use commercially reasonable efforts to obtain the necessary approvals by the Company’s shareholders of this Agreement and the transactions contemplated hereby (the “Company Shareholder Approval”). Notwithstanding the foregoing, if the Company has complied with Section 5.5(a), the board of directors of the Company may effect a Change in Recommendation if the Company or any of its representatives receives an unsolicited bona fide Acquisition Proposal before the Company Shareholder Approval that the board of directors of the Company has (i) determined in its good faith judgment (after consultation with the Financial Advisor (as defined herein) and the Company’s outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined herein), and (ii) determined in its good faith judgment (after consultation with the Company’s outside legal counsel) that the failure to effect a Change in Recommendation would cause it to violate its fiduciary duties under applicable law.
(b)    If this Agreement is approved by the Company’s shareholders, the Company will take all reasonable actions to aid and assist in the consummation of the Merger, and will use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and Allegiance reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement.
Section 5.2    Activities of the Company Pending Closing.
(a)    From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, and unless Allegiance has consented in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as otherwise expressly contemplated or permitted by other provisions of this Agreement (including in Section 5.2 of the Disclosure Schedules) or except as may be required by applicable law or an order or policy of a Governmental Body, the Company shall, and shall cause each of its Subsidiaries to:
(i)    conduct its affairs (including the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;
(ii)    use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;
(iii)    promptly give written notice to Allegiance of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over the Company or any Subsidiary, (C) the institution or threat of any Proceeding against the Company or any Subsidiary or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of the Company contained in this Agreement to be untrue or inaccurate in any material respect (without regard to any materiality qualifiers contained therein) or (3) a Material Adverse Effect on the Company or the Bank; and
(iv)    except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of the Company or Allegiance to obtain the Regulatory Approvals or any other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.
(b)    From the date hereof to and including the Effective Time, except (1) as expressly permitted by this Agreement (including in Section 5.2 of the Disclosure Schedules) or (2) as may be required by applicable law or an order or policy of a Governmental Body, the Company shall not, and shall not permit any of its Subsidiaries to, without the written consent of Allegiance:
(i)    adjust, split, combine or reclassify any of the Company Stock;
(ii)    make, acquire, modify or renew, or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date hereof, (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (C) would exceed $10,000,000 individually or in the aggregate to any new Borrower with respect to any new loan to be made or acquired, or (D) would exceed $15,000,000 individually or in the aggregate to any existing Borrower with respect to any existing loan to be modified or renewed (except (1) pursuant to commitments made before the date of this Agreement that are listed in Section 5.2(b)(ii) of the Disclosure Schedules and not covered by items (A) or (B) of this clause or (2) loans fully secured by a certificate of deposit at the Bank); provided, that in the event that the Bank desires to make or renew any such loan which would exceed the applicable $10,000,000 or $15,000,000 limitations set forth above, it shall so advise Allegiance via e-mail transmission. Allegiance shall notify the Bank via e-mail transmission within two (2) Business Days of receipt of such notice whether Allegiance consents to such loan or extension of credit, provided that if Allegiance fails to notify the Bank with such time frame, Allegiance shall be deemed to have consented to such loan or extension of credit; provided, however, that in no event shall Allegiance or its Affiliates be entitled to control the Company or the Bank prior to the Effective Time;
(iii)    issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;
(iv)    (A) grant any stock appreciation rights, stock appreciation units, restricted stock, stock options or other form of incentive compensation, or (B) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, or other stock-based compensation;
(v)    open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;
(vi)    enter into, amend or terminate any agreement of the type that would be required to be disclosed in Section 3.17(a) of the Disclosure Schedules, or any other material agreement, or acquire or dispose of any material amount of assets or Liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;
(vii)    hire any employee or independent contractor with an annual salary in excess of $85,000;
(viii)    grant any severance or termination payment to, or enter into any collective bargaining, change-in-control, retention, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of the Company or any Subsidiary, either individually or as part of a class of similarly situated Persons;
(ix)    (A) increase in any manner the compensation or fringe benefits of any of its employees, directors, consultants or other service providers other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, (B) pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or (C) institute any employee welfare, retirement or similar plan or arrangement;
(x)    amend any Company Plan, other than as required to maintain the tax qualified status of such plan or as contemplated under this Agreement;

(xi)    (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Company Stock or Preferred Stock, other than the payment of dividends from the Bank to the Company, or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Company Stock;
(xii)    make any change in accounting methods, principles and practices, except as may be required by GAAP or any Governmental Body;
(xiii)    sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including “other real estate owned”) or interest therein, other than other real estate owned properties under contract for sale as of the date of this Agreement;
(xiv)    foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Allegiance of a recent Phase I environmental review thereof;
(xv)    increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Company’s past practices and safe and sound banking practices;
(xvi)    charge off any loan or other extension of credit greater than $250,000 without two (2) business days’ prior written notice to Allegiance of the amount of such charge off; provided, that if such charge off is made at the request of a Governmental Body, then no prior notice or consent by Allegiance will be required;
(xvii)    (A) establish any new Subsidiary or Affiliate or enter into any new line of business, or (B) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other Person;
(xviii)    materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any Governmental Body;
(xix)    amend or change any provision of the Organizational Documents of the Company or any Subsidiary;
(xx)    make any capital expenditure which would exceed an aggregate of $100,000;
(xxi)    excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;
(xxii)    prepay any indebtedness or other similar arrangements so as to cause the Company to incur any prepayment penalty thereunder;

(xxiii)    settle any Proceeding (A) involving payment by it of money damages in excess of $50,000 in the aggregate or (B) imposing any restriction on the operations of the Company or any Subsidiary;
(xxiv)    make any changes to its investment securities portfolio from that as of December 31, 2017, or the manner in which the portfolio is classified or reported; provided, however, that the Company and the Bank may, to the extent consistent with the Company’s past practices and safe and sound banking practices, sell investment securities and purchase U.S. governmental agency securities, mortgage-backed securities and municipal securities having a maturity date no greater than three (3) years;
(xxv)    make or change any Tax election or Tax method of accounting, settle or compromise any Tax liability, enter into any Tax closing agreement, surrender any right to claim a return of Taxes, file any amended Tax Return, or consent to any extension or waiver of any statute of limitations; or
(xxvi)    agree to do any of the foregoing.
Section 5.3    Access to Properties and Records.
(a)    To the extent permitted by applicable law, the Company shall and shall cause each of its Subsidiaries, upon reasonable notice from Allegiance to the Company to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Allegiance full access to the properties, books and records of the Company and its Subsidiaries during normal business hours in order that Allegiance may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Company and its Subsidiaries and to conduct the environmental investigations provided in Section 5.12, and (ii) furnish Allegiance with such additional financial and operating data and other information as to the business and properties of the Company as Allegiance shall, from time to time, reasonably request.
(b)    As soon as practicable after they become available, the Company will deliver or make available to Allegiance all unaudited monthly and quarterly financial information prepared for the internal use of management of the Company and all Consolidated Reports of Condition and Income filed by the Bank with the appropriate Governmental Body after the date of this Agreement. In the event of the termination of this Agreement, Allegiance will return to the Company all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2.
Section 5.4    Information for Regulatory Applications and SEC Filings.
(a)    To the extent permitted by law and during the pendency of this Agreement, the Company will furnish Allegiance with all information concerning the Company or any of its Subsidiaries required for inclusion in any application, filing, statement or document to be made or filed by Allegiance with any Governmental Body in connection with the transactions contemplated by this Agreement and any filings with the SEC and any applicable state securities authorities. The Company will fully cooperate with Allegiance in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. The Company agrees at any time, upon the request of Allegiance, to furnish to Allegiance a written letter or statement confirming the accuracy of the information with respect to the Company or any of its Subsidiaries contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to the Company and its Subsidiaries contained in such document or draft was furnished by the Company expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by the Company expressly for use therein.
(b)    None of the information relating to the Company and its Subsidiaries that is provided by the Company for inclusion in (i) the Proxy Statement (as defined herein) to be prepared in accordance with the Company’s Organizational Documents and applicable law and mailed to the Company’s shareholders in connection with the solicitation of proxies by the board of directors of the Company for use at the Company Shareholder Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Company Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined herein) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
Section 5.5    Standstill Provision.
(a)    The Company agrees that neither it nor any of its Subsidiaries shall, and they shall instruct their respective directors, officers, agents or representatives not to, directly or indirectly take any action to solicit, initiate, encourage or facilitate the making of any inquiries with respect to, or provide any information to, conduct any assessment of or negotiate with any other party with respect to any Acquisition Proposal (as defined herein) or which could reasonably be expected to lead to any Acquisition Proposal.
(b)    Notwithstanding anything to the contrary in Section 5.5(a), if the Company has complied with Section 5.5(a) and the Company or any of its representatives receives an unsolicited bona fide Acquisition Proposal before the Company Shareholder Approval that the Company Board has (i) determined in its good faith judgment (after consultation with the Company’s financial advisors set forth in Section 3.23 of the Disclosure Schedules or a nationally recognized investment firm (the “Financial Advisor”), and the Company’s outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, (ii) determined in its good faith judgment (after consultation with the Company’s outside legal counsel) that the failure to take such action would cause, or would be reasonably expected to cause, it to violate its fiduciary duties under applicable law; and (iii) obtained from such Person an executed confidentiality agreement that is no less protective of the Company’s confidential information than the Letter of Intent (as defined herein), then the Company or its representatives may furnish information to and enter into discussions and negotiations with such other Person.
(c)    The Company agrees to notify Allegiance in writing within three (3) Business Days, after receipt of any unsolicited Acquisition Proposal and provide reasonable detail as to the identity of the Person making such Acquisition Proposal and the material terms of such Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore that relate to any Acquisition Proposal. The Company will, and will cause the Bank to, take the necessary steps to inform the appropriate Persons referred to in this Section 5.5 of the obligations undertaken in this Section 5.5.
Section 5.6    Termination of Data Processing Contracts. The Company will use commercially reasonable efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that, if requested by Allegiance, each contract listed on Section 5.6 of the Disclosure Schedules will, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by Allegiance and the Company; provided, however, that until the thirtieth (30th) day prior to Closing, Allegiance shall have the right to add to Section 5.6 of the Disclosure Schedules any data processing contracts and contracts related to the provision of electronic banking services of the Company or the Bank not then listed on Section 5.6 of the Disclosure Schedules. Such notice and actions by the Company will be in accordance with the terms of such contracts. For the avoidance of doubt, the use of “commercially reasonable efforts” by the Company as used in this Section 5.6 shall include the payment of any termination fees or liquidated damages required by the terms of the contracts referenced in this Section 5.6 upon the termination of such contracts.
Section 5.7    Conforming Accounting Adjustments. If requested by Allegiance, the Company shall and shall cause the Bank to, consistent with GAAP, immediately prior to Closing, make such accounting entries as Allegiance may reasonably request in order to conform the accounting records of the Company and the Bank to the accounting policies and practices of Allegiance and Allegiance Bank, respectively. No such adjustment shall by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company or the Bank (a) of any adverse circumstances for purposes of determining whether the conditions to Allegiance’s obligations under this Agreement have been satisfied or (b) that such adjustment has any bearing on the Aggregate Merger Consideration. No adjustment required by Allegiance shall (y) require any prior filing with any Governmental Body or (z) violate any law, rule or regulation applicable to the Company or the Bank.
Section 5.8    Liability Insurance. The Company shall purchase for a period of not less than four (4) years after the Effective Time, past acts and extended reporting period insurance coverage for no less than the four-year period immediately preceding the Effective Time under its (a) current directors and officers insurance (or comparable coverage), (b) employment practices liability insurance, (c) current financial institutions bond (or comparable coverage) and (d) bankers professional liability, mortgage errors and omissions and fiduciary liability insurance for each of the directors and officers of the Company and its Subsidiaries currently covered under comparable policies held by the Company or its Subsidiaries.

Section 5.9    Allowance for Loan Losses. The Company shall cause the Bank to maintain its allowance for loan losses at a level consistent with the Bank’s historical methodology, past practices, existing policies and in compliance with GAAP and, at a minimum, on the Business Day immediately prior to the Closing Date, the sum of (i) the allowance for loan losses of the Bank and (ii) the ASC 310-30 purchase discount on purchased loans shall be at least 1.0% of total loans (subject to any adjustment for any reduction in the allowance for loan losses specifically allocated to those previously identified impaired loans set forth on Section 5.9 of the Disclosure Schedules) (the “Minimum Allowance Amount”); provided, however, that if the allowance for loan losses is less than the Minimum Allowance Amount on the Calculation Date, the Company shall take or cause to be taken all action necessary to increase the allowance for loan losses to an amount equal to the Minimum Allowance Amount as of the Calculation Date and any such increase shall be accounted for in the calculation of Tangible Equity Capital for purposes of Section 2.3(b).
Section 5.10    Third Party Consents. The Company will use commercially reasonable efforts, and Allegiance shall reasonably cooperate with the Company at the Company’s request, to provide all required notices and obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 3.4 of the Disclosure Schedules.
Section 5.11    Coordination; Integration.
(a)    The senior officers of the Company and the Bank agree to meet with senior officers of Allegiance and Allegiance Bank, on a weekly basis or as reasonably requested by Allegiance, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Allegiance Bank, as the resulting institution in the Bank Merger and to otherwise review the financial and operational affairs of the Company and the Bank; provided, that Allegiance and Allegiance Bank shall have no right to review confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) of the Company or the Bank, and to the extent permitted by applicable law, each of the Company and the Bank agrees to give reasonable consideration to Allegiance’s input on such matters, consistent with this Section 5.11, with the understanding that Allegiance shall in no event be permitted to exercise control of the Company or the Bank prior to the Effective Time and, except as specifically provided under this Agreement, the Company and the Bank shall have no obligation to act in accordance with Allegiance’s input.
(b)    Commencing after the date hereof and to the extent permitted by applicable law, Allegiance, Allegiance Bank, the Company and the Bank shall use their commercially reasonable efforts to plan the integration of the Company and the Bank with the businesses of Allegiance and their respective Affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall Allegiance or its Affiliates be entitled to control the Company or the Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of the Company and the Bank in the ordinary course of business, the Company’s and the Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including support from the Company’s and the Bank’s outside contractors, and to assist Allegiance in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing; provided, however, that no integration shall take place prior to the Closing. Allegiance shall provide such assistance of its personnel as the Company and the Bank shall request to permit the Company and the Bank to comply with their obligations under this Section 5.11.
Section 5.12    Environmental Investigation; Rights to Terminate Agreement.
(a)    Allegiance and its consultants, agents and representatives shall have the right to the same extent that the Company or the Bank has such right (at Allegiance’s cost and expense), but not the obligation or responsibility, to inspect any Company or Bank property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to forty-five (45) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including test borings, soil, water, asbestos or other sampling, is deemed desirable by Allegiance, Allegiance shall (i) notify the Company of any property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, (ii) submit a work plan to the Company for such Secondary Investigation, for which Allegiance agrees to afford the Company the ability to comment on and Allegiance agrees to reasonably consider all such comments (and negotiate in good faith any such comments), and (iii) conclude such Secondary Investigation, on or prior to sixty (60) days after the date of receipt of the Company’s comments. Allegiance shall give reasonable notice to the Company of such Secondary Investigations, and the Company may place reasonable restrictions on the time and place at which such Secondary Investigations may be carried out.
(b)    The Company agrees to indemnify and hold harmless Allegiance for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or Secondary Investigation conducted by Allegiance or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of the Company or its agents, representatives or contractors. Allegiance agrees to indemnify and hold harmless the Company for any claims for damage to property, or injury or death to persons made as a result of any Environmental Inspection or Secondary Investigation conducted by Allegiance or its agents, representatives or contractors, to the extent attributable to the gross negligence or willful misconduct of Allegiance or its agents, representatives or contractors in performing any Environmental Inspection or Secondary Investigation. If the Closing does not occur, the foregoing indemnities shall survive the termination of this Agreement. Allegiance shall not have any Liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, then, except as otherwise required by law, reports to any Governmental Body of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall be made by the Company in the exercise of its sole discretion and not by Allegiance. Allegiance shall make no such report prior to Closing unless required to do so by law, and in such case will give the Company reasonable prior written notice of Allegiance’s intentions so as to enable the Company to review and comment on such proposed report.
(c)    To the extent that Allegiance identifies any past or present events, conditions or circumstances that would require further investigation, remedial or cleanup action under Environmental Laws, the Company shall use all commercially reasonable best efforts to take and complete any such reporting, remediation or other response actions prior to Closing; provided, however, that, to the extent any such response actions have not been completed prior to Closing (“Unresolved Response Action”), the Company shall include the after-tax amount of the costs expected to be incurred by the Continuing Corporation on or after the Closing Date, as determined by an independent third party with recognized expertise in environmental clean-up matters, to fully complete all Unresolved Response Actions in determining its Tangible Equity Capital pursuant to Section 2.3(b).
(d)    Allegiance shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by Allegiance because the Environmental Inspection, Secondary Investigation or other environmental survey identifies violations or potential violations of Environmental Laws that are reasonably likely to result in a Material Adverse Effect on the Company; (ii) any past or present events, conditions or circumstances that would reasonably be expected to require further investigation, remedial or cleanup action under Environmental Laws involving an expenditure reasonably expected by Allegiance to exceed $1,000,000 or that is reasonably likely to result in a Material Adverse Effect on the Company or the Bank; (iii) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Company Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been remediated in accordance with applicable Environmental Law; or (iv) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any asbestos-containing material or mold in, on or under any Company Real Property, the removal or abatement of which would reasonably be expected to involve an expenditure in excess of $1,000,000 or that is reasonably likely to result a Material Adverse Effect on the Company. In the event Allegiance terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.12(d), if the Company reimburses Allegiance for the costs of preparing any Environmental Inspections, Allegiance promptly shall deliver to the Company copies of any environmental report, engineering report, or property condition report prepared by Allegiance or any third party with respect to any Company Real Property. Any results or findings of any Environmental Inspections will not be disclosed by Allegiance to any third party not affiliated with Allegiance, unless Allegiance is required by law to disclose such information.
(e)    The Company agrees to make available upon request to Allegiance and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any Company Real Property including the results of other environmental inspections and surveys to the extent such documents are in the reasonable control of the Company. The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Allegiance and, at Allegiance’s cost and expense, shall be entitled to certify the same in favor of Allegiance and its consultants, agents and representatives and make all other data available to Allegiance and its consultants, agents and representatives.
Section 5.13    Bank Transaction. Prior to the Effective Time, the Company shall cause the Bank to cooperate with Allegiance and Allegiance Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger after the Effective Time.

Section 5.14    Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, changes in stockholders’ equity and cash flows of the Company for the periods then ended, which may be provided by the Company to Allegiance subsequent to the date hereof, will be prepared from the books and records of the Company and its Subsidiaries and will fairly present, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP. The Consolidated Reports of Condition and Income filed by the Bank subsequent to the date hereof will fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.
Section 5.15    Change in Control Payments. The Company shall and shall cause the Bank to take all necessary actions to ensure that no payment set forth on Section 3.21(f) of Disclosure Schedules would constitute an “excess parachute payment” within the meaning of § 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law), and be subject to the excise tax imposed by Section 4999 of the Code.
Section 5.16    Regulatory Matters. The Company shall and shall cause the Bank to take all necessary actions to address and remediate any findings of or requests, if any, made by a Governmental Body of the Company or the Bank prior to Closing, or if not possible to address and remediate such findings or requests prior to Closing, the Company shall accrue an amount sufficient to cover expenses reasonably required by Allegiance to timely remediate after the Merger.

ARTICLE VI
COVENANTS OF ALLEGIANCE
Allegiance covenants and agrees with the Company as follows:
Section 6.1    Regulatory Filings; Efforts. Within thirty (30) days following the date of this Agreement, Allegiance will prepare and file, or will cause to be prepared and filed, all necessary applications or other documentation with the FDIC, the TDB and any other appropriate Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement, including the Bank Merger, other than the Federal Reserve Board. Allegiance will prepare and file all necessary applications or other documentation with the Federal Reserve Board as soon as practicable after the TDB and the FDIC have accepted the applications with respect to the Bank Merger for filing. Allegiance will take all reasonable action to aid and assist in the consummation of the Merger, and will use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement and the Merger. Allegiance will provide the Company with copies of all such regulatory filings and all correspondence with Governmental Bodies in connection with the Merger for which confidential treatment has not been requested. Allegiance will pay, or will cause to be paid, any applicable fees and expenses incurred by it or any of its Subsidiaries in connection with the preparation and filing of such regulatory applications.
Section 6.2    Approval of the Shareholders of Allegiance; Registration Statement.
(a)    As soon as practicable after the execution of this Agreement, Allegiance will take all steps under applicable laws and its Organizational Documents necessary to duly call, give notice of, convene and hold a special meeting of Allegiance’s shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “Allegiance Shareholder Meeting”) at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The board of directors of Allegiance shall not withdraw, amend or modify in a manner adverse to the Company its recommendation and will use its reasonable best efforts to obtain the necessary approvals by Allegiance’s shareholders of this Agreement and the transactions contemplated hereby (the “Allegiance Shareholder Approval”).
(b)    As soon as practicable after the execution of this Agreement, Allegiance will prepare and file with the SEC a Registration Statement on Form S‑4 under the Securities Act (the “Registration Statement”) and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”), relating to the shares of Allegiance Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement, and will use its commercially reasonable efforts to cause the Registration Statement to become effective. The Company and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to information about the Company and the meeting of the Company’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.
(c)    None of the information relating to Allegiance and its Subsidiaries that is provided by Allegiance for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Allegiance Shareholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.3    NASDAQ Listing. Allegiance shall file all documents required to be filed to have the shares of Allegiance Common Stock to be issued pursuant to this Agreement included for listing on NASDAQ and use its commercially reasonable efforts to effect said listing.
Section 6.4    Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time, Allegiance shall and shall cause each of its Subsidiaries to (a) maintain its corporate existence in good standing; (b) maintain the general character of its business and conduct its business in its ordinary and usual manner; (c) extend credit only in accordance with its existing lending policies and practices; and (d) use commercially reasonable efforts to preserve its business organization intact.
Section 6.5    Negative Covenants. Allegiance shall not, nor shall it permit any of its Subsidiaries to, (a) amend its Organizational Documents in a manner that would adversely affect the Company, (b) take, or knowingly fail to take, any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code, (c) take any action that, to the knowledge of Allegiance, would adversely affect or delay (i) Allegiance’s ability to obtain the necessary approvals of any Governmental Body required for the consummation of the transactions contemplated hereby or (ii) Allegiance’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (d) agree or commit to do any of the foregoing.
Section 6.6    Employee Matters.
(a)    Each employee of the Company and its Subsidiaries who remains in the active employment of Allegiance or its Subsidiaries after the Closing Date (the “Company Employees”) will be entitled to participate as an employee in the employee benefit plans and programs maintained for employees of Allegiance and Allegiance Bank with credit for prior service with the Company for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under stock incentive plans) sponsored by Allegiance or Allegiance Bank in which such Company Employee becomes eligible to participate from and after the Closing Date, to the extent such service was credited under a comparable Company Plan immediately prior to the Closing, to the extent permitted by such Allegiance plans and applicable law and to the extent that such service crediting will not result in any duplication of benefits for the same period of service. Notwithstanding the preceding sentence, each Converted Stock Option described in Section 2.1(d) shall be vested as of the Effective Time to the same extent that the corresponding assumed Company Stock Option was vested immediately prior to the Effective Time. To the extent permitted by such Allegiance plans and applicable law, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Company Employee and their eligible dependents. To the extent permitted by the applicable Allegiance plans and applicable law, Allegiance further agrees to credit each Company Employee and his eligible dependents for the year during which coverage under Allegiance’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such Company Employee during such year under the Company’s group health plan. For purposes of determining Company Employee’s benefits for the calendar year in which the Merger occurs under Allegiance’s vacation program, any vacation taken by a Company Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Allegiance vacation benefit available to such Company Employee for such calendar year.
(b)    The provisions of this Section 6.6 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company or any of its Subsidiaries), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.6) under or by reason of any provision of this Agreement. Nothing in this Section 6.6 amends, or will be deemed to amend (or prevent the amendment or termination of), any Company Plan or any employee benefit plan of Allegiance or any of its Affiliates. Allegiance and its Affiliates shall have no obligation to continue to employ or retain the services of any Company Employee for any period of time following the Effective Time and Allegiance and its Affiliates will be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such employees in its absolute discretion.
Section 6.7    Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, comprehensive income, shareholders’ equity and cash flows of Allegiance for the periods then ended, which may be filed by Allegiance with the SEC subsequent to the date hereof, will be prepared from the books and records of Allegiance and its Subsidiaries and will fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Allegiance at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP.
Section 6.8    Issuance of Allegiance Common Stock; Stock Reserves. The shares of Allegiance Common Stock to be issued by Allegiance to the shareholders of the Company pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Allegiance Common Stock to be issued to the shareholders of the Company pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Allegiance or any other Person. Allegiance agrees at all times from the date of this Agreement until the Aggregate Merger Consideration has been paid in full to reserve a sufficient number of shares of Allegiance Common Stock to fulfill its obligations under this Agreement.
Section 6.9    Director and Officer Indemnification.
(a)    For a period of four (4) years after the date hereof, and subject to the limitations contained in applicable Federal Reserve Board and FDIC regulations and to any limitations contained in the Certificate of Formation of the Company or the Articles of Association of the Bank, Allegiance will indemnify and hold harmless each present director and officer of the Company or the Bank, as applicable, determined as of the Effective Time (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of the Company or the Bank to the fullest extent that the Indemnified Party would be entitled under the Articles of Incorporation of the Company or the Articles of Association of the Bank, as applicable, in each case as in effect on the date hereof and to the extent permitted by applicable law.
(b)    Any Indemnified Party wishing to claim indemnification under this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify Allegiance, but the failure to so notify will not relieve Allegiance of any liability it may have to the Indemnified Party to the extent such failure does not prejudice Allegiance. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Allegiance will have the right to assume the defense thereof and bear the costs incurred in connection therewith and Allegiance will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if Allegiance elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Allegiance and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to Allegiance, and Allegiance will promptly pay the reasonable fees and expenses of such counsel for the Indemnified Party as any such fees and expenses are incurred by such Indemnified Party (which may not exceed one firm in any jurisdiction), provided that the Indemnified Party for whom fees and expenses are to be paid provides a signed written undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under applicable laws or regulations, (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) Allegiance will not be liable for any settlement effected without its prior written consent and (iv) Allegiance will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.
(c)    If Allegiance fails promptly to pay the amounts due pursuant to this Section 6.9, and, in order to obtain such payment, an Indemnified Party commences a Proceeding which results in a judgment against Allegiance for failure to provide indemnification, Allegiance shall pay the costs and expenses of the Indemnified Party (including attorneys’ fees and expenses) in connection with such Proceeding.
Section 6.10    Director Nomination. Contemporaneously with Closing, the board of directors of Allegiance shall expand the board by three, with one new vacancy created in each class of Allegiance’s staggered board, and fill such newly created vacancies with Mr. Roland L. Williams and two (2) of the outside directors of the board of directors of the Company selected by the Company and reasonably acceptable to Allegiance.

ARTICLE VII.
MUTUAL COVENANTS OF ALLEGIANCE
AND THE COMPANY
Section 7.1    Notification; Updated Disclosure Schedules.
(a)    The Company shall give prompt written notice to Allegiance, and Allegiance shall give prompt written notice to the Company, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect (without regard to any materiality qualifier contained therein), including as a result of any change in a Schedule, or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.1(c), with respect to the Company, and in Section 10.2(c), with respect to Allegiance, incapable of being satisfied.
(b)    At least five (5) Business Days prior to the Closing Date, the Company shall provide Allegiance with supplemental Disclosure Schedules and Allegiance shall provide the Company with an updated Allegiance Disclosure Letter reflecting any material changes to the Disclosure Schedules and the Allegiance Disclosure Letter, respectively, between the date of this Agreement and the date thereof. Delivery of such supplemental Disclosure Schedules and updated Allegiance Disclosure Letter shall not cure a breach or modify a representation or warranty of this Agreement.
Section 7.2    Confidentiality. Allegiance and the Company agree that terms of the Confidentiality provisions of the Letter of Intent dated March 16, 2018 between Allegiance and the Company (the “Letter of Intent”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on Allegiance and the Company and their respective affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.
Section 7.3    Publicity. Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither Allegiance nor the Company shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.
Section 7.4    Employee Benefit Plans. To the extent requested by Allegiance, the Company or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as Allegiance may reasonably require in order to cause the amendment or termination of any Company Plan on terms satisfactory to Allegiance and in accordance with applicable law and effective prior to the Closing Date, except that the winding up of any such plan may be completed following the Closing Date.
Section 7.5    Certain Tax Matters.
(a)    Each of the Company and Allegiance shall take any actions required to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by reporting consistently for all U.S. federal, state, and local income Tax or other purposes. Without limiting the generality of the foregoing, none of the Company or Allegiance shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
(b)    Allegiance shall deliver to Bracewell LLP and Fenimore Kay Harrison & Ford, LLP an officer’s certificate, dated as of the Closing Date, and signed by an officer of Allegiance, containing representations of Allegiance as shall be reasonably necessary or appropriate to enable Bracewell LLP and Fenimore Kay Harrison & Ford, LLP to render the opinions described in Section 10.3(c), on the Closing Date (an “Allegiance Tax Representation Letter”). Allegiance shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the Allegiance Tax Representation Letter.
(c)    The Company shall deliver to Bracewell LLP and Fenimore Kay Harrison & Ford, LLP an officer’s certificate, dated as of the Closing Date, and signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable Bracewell LLP and Fenimore Kay Harrison & Ford, LLP to render the opinions described in Section 10.3(c) on the Closing Date, (a “Company Tax Representation Letter”). The Company shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the Company Tax Representation Letter.
(d)    Without limiting the provisions of this Section 7.5, the Company and Allegiance shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.

ARTICLE VIII.
CLOSING
Section 8.1    Closing. The closing of the transactions contemplated by this Agreement (“Closing”) will take place remotely via the exchange of documents and signatures or at such location mutually acceptable to the parties hereto. The Closing will take place as soon as practicable once the conditions of ARTICLE X have been satisfied or waived but in any event within the thirty (30) day period commencing on the later of the following dates, unless the parties otherwise agree (“Closing Date”):

(a)    the receipt of shareholder approvals and the last Regulatory Approval and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger and the Bank Merger; and
(b)    if the transactions contemplated by this Agreement are being contested in any Proceeding and Allegiance or the Company, pursuant to Section 10.3(a), has elected to contest the same, then the date that such Proceeding has been brought to a conclusion favorable, in the reasonable judgment of each of Allegiance and the Company, to the consummation of the transactions contemplated herein, or such prior date as each of Allegiance and the Company shall elect whether or not such proceeding has been brought to a conclusion.
Section 8.2    Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the approval of the shareholders of the Company and of Allegiance and the Regulatory Approvals, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas (“Effective Time”).

ARTICLE IX.
TERMINATION
Section 9.1    Termination.
(a)    Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the board of directors of Allegiance or the Company at any time prior to the Effective Time if:
(i)    any court of competent jurisdiction in the United States or other Governmental Body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall be final and non-appealable;
(ii)    any of the transactions contemplated by this Agreement are disapproved (or the applications or notices for which are suggested or recommended to be withdrawn) by any Governmental Body or other Person whose approval is required to consummate any of such transactions;
(iii)    the Effective Time has not occurred on or before the one hundred eightieth (180th) day following the date of this Agreement, unless one or more of the Regulatory Approvals has not been received on or before the 180th day after the date of this Agreement, in which case the Effective Time has not occurred on or before the two hundred tenth (210th) day following the date of this Agreement, or such later date as has been approved in writing by the boards of directors of Allegiance and the Company; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date;

(iv)    the Allegiance Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Allegiance Shareholder Meeting; or
(v)    the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Shareholder Meeting.
(b)    This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of the Company if Allegiance shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Allegiance contained herein shall be inaccurate in any material respect. If the board of directors of the Company desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the board of directors must notify Allegiance in writing of its intent to terminate stating the reason therefor. Allegiance shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.
(c)    This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of Allegiance if (i) the Company fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein shall be inaccurate in any material respect, (ii) any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of the Company, the Bank, Allegiance or Allegiance Bank that, in the reasonable judgment of Allegiance, materially and adversely impairs the value of the Company and its Subsidiaries, taken as a whole, to Allegiance, that materially and adversely impairs the economic or business benefits of the transactions contemplated by this Agreement to Allegiance or otherwise would, in the reasonable judgment of Allegiance, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, or (iii) any of the conditions set forth in Section 5.12(d) shall have occurred. In the event the board of directors of Allegiance desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in Section 9.1(c)(i), the board of directors must notify the Company in writing of its intent to terminate stating the reason therefor. The Company shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.
(d)    This Agreement may be terminated at any time prior to the Effective Time upon the mutual written consent of Allegiance and the Company and the approval of such action by their respective boards of directors.
(e)    This Agreement may be terminated at any time before the Company Shareholder Approval by the board of directors of the Company if before such time, the Company receives an unsolicited bona fide Acquisition Proposal and the board of directors of the Company determines in its good faith judgment (after consultation with the Financial Advisor and the Company’s outside legal counsel), that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee (as defined herein) is a Superior Proposal and (ii) the failure to terminate this Agreement and accept such Superior Proposal would cause or would be reasonably likely to cause it to violate its fiduciary duties under applicable law; provided, however, that the Company may not terminate this Agreement under this Section 9.1(e) unless:
(i)    the Company has provided prior written notice to Allegiance at least five (5) Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Allegiance that the board of directors of the Company has received a Superior Proposal and specify the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and
(ii)    during the Notice Period, the Company shall have, and shall have caused the Financial Advisor and the Company’s outside counsel to, negotiate with Allegiance in good faith (to the extent Allegiance desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and the board of directors of the Company shall have considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and concluded in good faith based upon consultations with the Financial Advisor and the advice of the Company’s outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by Allegiance.
If during the Notice Period any revisions are made to the Superior Proposal and the board of directors of the Company in its good faith judgment determines such revisions are material, the Company shall deliver a new written notice to Allegiance and shall comply with the requirements of this Section 9.1(e) with respect to such new written notice, except that the new Notice Period shall be three (3) Business Days. Termination under this Section 9.1(e) shall not be deemed effective until payment of the Termination Fee as required by Section 9.3.
(f)    This Agreement may be terminated at any time before the Closing by the board of directors of Allegiance if (i) the Company has breached the covenant contained in Section 5.5 in a manner adverse to Allegiance; (ii) the board of directors of the Company resolves to accept a Superior Proposal; or (iii) the board of directors of the Company effects a Change in Recommendation.
(g)    This Agreement may be terminated at any time before the Closing by the Company, if:
(i)    the Average Closing Price is less than $32.52; and
(ii)    the number obtained by dividing the Average Closing Price by $40.65 is less than the number obtained by dividing (A) the Final Index Price (as defined below) by (B) the Initial Index Price (as defined below) and subtracting 0.20 from such quotient; provided, however, that a termination by the Company pursuant to this Section 9.1(g) will have no force and effect if Allegiance agrees in writing (within two (2) Business Days after receipt of the Company’s written notice of such termination) to increase the number of shares of Allegiance Common Stock in the Aggregate Merger Consideration (as may be adjusted pursuant to Section 2.3(a)) such that the Aggregate Merger Consideration is equal to $278,564,572 (valuing the Aggregate Stock Consideration based on the Average Closing Price). If within such two (2)-Business Day period, Allegiance delivers written notice to the Company that Allegiance intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company in writing of the revised Aggregate Merger Consideration, then no termination will occur pursuant to this Section 9.1(g), and this Agreement will remain in full force and effect in accordance with its terms (except that the Aggregate Merger Consideration will be modified in accordance with this Section 9.1(g)).
(iii)    For purposes of this Section 9.1(g), the following terms will have the meanings indicated below:
(i)    “Final Index Price” means the average of the daily closing value of the Index for the twenty (20) consecutive trading days ending on and including the fifth trading day preceding the Closing Date.
(ii)    “Index” means the financial institutions with the following trading symbols on an equal weighted basis: CBTX, FFIN, GNBC, GNTY, IBTX, IBOC, LTXB, PB, SBSI and VBTX.
(iii)    “Initial Index Price” means the closing value of the Index on the date immediately prior to the date of this Agreement.
Section 9.2    Effect of Termination. Except as provided in Section 9.3, if this Agreement is terminated by either Allegiance or the Company as provided in Section 9.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Section 5.12, Section 7.2, this Section 9.2 and Section 11.5 shall survive termination of this Agreement. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.
Section 9.3    Termination Fee and Expenses. To compensate Allegiance for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Allegiance, the Company and Allegiance agree as follows:
(a)    Provided that Allegiance is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within fifteen (15) days following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:
(i)    the Company under the provisions of Section 9.1(e), then the Company shall pay to Allegiance the sum of $14,272,000 (the “Termination Fee”);
(ii)    Allegiance under the provisions of Section 9.1(f), then the Company shall pay to Allegiance the Termination Fee; or

(iii)    either Allegiance or the Company under the provisions of (A) Section 9.1(a)(iii), if at the time of termination, the Registration Statement has been declared effective for at least twenty-five (25) Business Days prior to such termination and the Company shall have failed to call, give notice of, convene and hold the Company Shareholder Meeting in accordance with Section 5.1, or (B) Section 9.1(a)(v), if, at the time of termination, there exists an Acquisition Proposal with respect to the Company, then the Company shall pay to Allegiance an amount in immediately available funds equal to the out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Allegiance) incurred by Allegiance in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement (“Allegiance Expenses”); provided, however, that the Company’s reimbursement obligation hereunder shall not exceed $775,000 in the aggregate; or
(iv)    either Allegiance or the Company under the provisions of (A) Section 9.1(a)(iii), if at such time the Company Shareholder Approval has not occurred, or (B) Section 9.1(a)(v), if, at the time of termination, there exists an Acquisition Proposal with respect to the Company and, with respect to either clause (A) or (B), within twelve (12) months of the termination of this Agreement, the Company enters into an Acquisition Agreement with any Person with respect to any Acquisition Proposal, then the Company shall pay to Allegiance the Termination Fee in immediately available funds, which shall be net of the Allegiance Expenses previously paid to Allegiance by the Company pursuant to Section 9.3(a)(iii).
(b)    The payment of the Termination Fee and/or the Allegiance Expenses shall be Allegiance’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3. For the avoidance of doubt, in no event shall the Termination Fee under the circumstances described in this Section 9.3 be payable on more than one occasion.
(c)    Any payment required by this Section 9.3 shall become payable within two (2) Business Days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.3(a)(iii), then such payment shall become payable on or before the second (2nd) Business Day following the execution by the Company of an Acquisition Agreement.
ARTICLE VII.
CONDITIONS PRECEDENT
Section 10.1    Conditions Precedent to Obligations of Allegiance. The obligation of Allegiance under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Allegiance in its sole discretion, to the extent permitted by applicable law:
(a)    Compliance with Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.2 (other than inaccuracies that are de minimis in amount and effect) and Section 3.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date

(unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); (ii) each of the other representations and warranties made by the Company in this Agreement shall be true and correct in all respects as of the date of this Agreement (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); provided, however, that the Company may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to Allegiance or taking lawful action to cure within 30 days’ of the Company having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by the Company in this Agreement, other than set forth in Section 3.2 and Section 3.8, is true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date). Allegiance shall have received a certificate, executed by an appropriate representative of the Company and dated as of the Closing Date, to the foregoing effect.
(b)    Performance of Obligations. The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Allegiance shall have received a certificate, executed by an appropriate representative of the Company and dated as of the Closing Date, to the foregoing effect.
(c)    Absence of Material Adverse Change. No Material Adverse Effect on the Company or the Bank shall have occurred since the date hereof.
(d)    Certain Agreements.
(i)    Each of the employment agreements entered into by those certain individuals listed on Section 10.1(d)(i) of the Disclosure Schedules (the “Employment Agreements”), shall remain in full force and effect as of the Effective Time.
(ii)    Each of the Director Support Agreements shall remain in full force and effect.
(iii)    Each agreement entered into by each director or officer of the Company or the Bank as a condition and inducement to Allegiance’s willingness to enter into this Agreement, releasing the Company and the Bank from any and all claims by such directors and officers (except as described in such instrument), which shall each be in substantially the form attached hereto as Exhibit D, remain in full force and effect.
(e)    Dissenters’ Rights. Holders of shares representing no more than five percent (5.0%) of the issued and outstanding Company Stock shall have demanded or shall be entitled to receive payment of the fair value of their shares as dissenting shareholders.

(f)    Consents and Approvals. The Required Consents shall have been obtained, and Allegiance shall have received evidence thereof in form and substance reasonably satisfactory to Allegiance and all applicable waiting periods shall have expired.
(g)    Allowance for Loan Losses. As of the Closing Date, the Company’s allowance for loan losses shall be equal to at least the Minimum Allowance Amount.
(h)    Minimum Equity. As of the Closing Date, the Company’s Tangible Equity Capital shall not be less than the Minimum Equity.
(i)    Outstanding Litigation. The Company will accrue for any costs and expenses, including legal fees and expenses and settlement costs, related to the outstanding Proceedings set forth in Section 3.5 of the Disclosure Schedules, as such schedule may be updated, as specified in such schedule, or if no such amount is specified, as jointly determined by the Company and Allegiance. No accrual will be required for any Proceeding that is settled or dismissed in any final, binding and non-appealable Proceeding after payment of all related fees, costs and expenses owed by the Company or any Subsidiary.
(j)    Termination of Company Plans. The Company shall have amended or terminated any Company Plans as requested by Allegiance in accordance with Section 7.4.
(k)    Other Documents. The Company shall have delivered to Allegiance all other instruments and documents which Allegiance or its counsel may reasonably request to effectuate the transactions contemplated hereby.
Section 10.2    Conditions Precedent to Obligations of the Company. The obligation of the Company under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by the Company in its sole discretion, to the extent permitted by applicable law:
(a)    Compliance with Representations and Warranties. (i) Each of the representations and warranties of Allegiance set forth in Section 4.2 (other than inaccuracies that are de minimis in amount and effect) and Section 4.9 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); (ii) each of the other representations and warranties made by Allegiance in this Agreement shall be true and correct in all respects as of the date of this Agreement (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); provided, however, that Allegiance may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to the Company or taking lawful action to cure within 30 days’ of Allegiance having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by Allegiance in this Agreement, other than set forth in Section 4.2 and Section 4.9, is true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing

Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date). The Company shall have received a certificate, executed by an appropriate representative of Allegiance and dated as of the Closing Date, to the foregoing effect.
(b)    Performance of Obligations. Allegiance shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. The Company shall have received a certificate, executed by an appropriate representative of Allegiance and dated as of the Closing Date, to the foregoing effect.
(c)    Absence of Material Adverse Change. No Material Adverse Effect on Allegiance or Allegiance Bank shall have occurred since the date hereof.
(d)    Consents and Approvals. The consents set forth in the Allegiance Disclosure Letter shall have been obtained, and the Company shall have received evidence thereof in form and substance reasonably satisfactory to the Company and all applicable waiting period shall have expired.
Section 10.3    Conditions Precedent to Obligations of Allegiance and the Company. The respective obligations of Allegiance and the Company under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions which may be waived by Allegiance and the Company, respectively, in their sole discretion, to the extent permitted by applicable law:
(a)    Government Approvals. Allegiance shall (a) have received the Regulatory Approvals, which approvals shall not impose any restrictions on the operations of Allegiance or the Continuing Corporation that, in the reasonable judgment of Allegiance, materially and adversely impairs the value of the Company and its Subsidiaries, taken as a whole, to Allegiance or that materially and adversely impairs the economic or business benefits of the transactions contemplated by this Agreement to Allegiance or otherwise would, in the reasonable judgment of Allegiance, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, and (b) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby, including the Bank Merger, shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Allegiance or the Company may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.
(b)    Shareholder Approval. The shareholders of each of the Company and Allegiance shall have approved this Agreement and the transactions contemplated hereby by the requisite votes.
(c)    Tax Opinions. The Company shall have received an opinion of Fenimore Kay Harrison & Ford, LLP, and Allegiance shall have received an opinion of Bracewell LLP, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including (without limitation) those contained in the Allegiance Tax Representation Letter and the Company Tax Representation Letter.
(d)    Registration of Allegiance Common Stock. The Registration Statement covering the shares of Allegiance Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no Proceeding by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the Allegiance Common Stock to be issued in the Merger shall have been received and such approval shall not have been withdrawn or revoked.
(e)    Listing of Allegiance Common Stock. The shares of Allegiance Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement shall have been authorized for listing on the NASDAQ.

ARTICLE XI.
MISCELLANEOUS
Section 11.1    Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
(a)    “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase agreement, share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.
(b)    “Acquisition Proposal” means any proposal (whether communicated to the Company or publicly announced to the Company’s shareholders) by any Person (other than Allegiance or any of its Affiliates) for an Acquisition Transaction involving the Company, any Subsidiary or any future Subsidiary of the Company, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, twenty percent (20%) or more of the consolidated assets of the Company as reflected on the Company’s most recent consolidated statement of condition prepared in accordance with GAAP.
(c)    “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than Allegiance or any of its Affiliates, of twenty percent (20%) or more in interest of the total outstanding voting securities of the Company or the Bank, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Allegiance or any of its Affiliates) beneficially owning twenty percent (20%) or more in interest of the total outstanding voting securities of the Company or the Bank, or any merger, consolidation, business combination or similar transaction involving the Company or the Bank pursuant to which the shareholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license, acquisition or disposition of twenty percent (20%) or more of the assets of the Company or the Bank; or (iii) any liquidation or dissolution of the Company or the Bank.
(d)    “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, unless a different definition has been included in this Agreement for purposes of a particular provision hereof. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.
(e)    “Affiliated Group” means any affiliated group within the meaning of § 1504(a) of the Code.
(f)    “Borrower” means any Person (including any Affiliate, shareholder, member or partner of such Person) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any Person;
(g)    “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Houston, Texas.
(h)    “Controlled Group Liability” means any and all Liabilities (1) under Title IV of ERISA, (2) under § 302 of ERISA, (3) under §§ 412 and 4971 of the Code, (4) as a result of a failure to comply with the continuation coverage requirements of § 601 et seq. of ERISA and § 4980B of the Code or similar state law, and (5) under corresponding or similar provisions of foreign laws or regulations.
(i)    “Environmental Laws,” as used in this Agreement, means all applicable federal, state or local statute, law, rule, regulation, ordinance or code now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including all common law theories (at law or in equity), any judicial or administrative order, consent decree, or judgment, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.
(j)    “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in §§ 414(b), (c), (m) or (o) of the Code or § 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to § 4001(a)(14) of ERISA.
(k)    “ESOP” means the Post Oak Bancshares, Inc. Employee Stock Ownership Plan.
(l)    “Governmental Body” means any supranational, national, federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.
(m)    “Hazardous Materials,” includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local Governmental Body, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Company or any Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
(n)    “knowledge” and phrases of similar import means, as to the Company, the actual knowledge of any executive officer of the Bank designated by the Bank as an “executive officer” pursuant to Regulation O, 12 C.F.R. § 215.1, et seq., after reasonable inquiry and, as to Allegiance, the actual knowledge of any executive officer of Allegiance after reasonable inquiry.
(o)    “Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses associated with investigating, preparing for and participating in any litigation or proceeding, including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments, in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.
(p)    “Material Adverse Effect” with respect to any Person means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that Person, taken as a whole; provided, that a Material Adverse Effect shall not be deemed to include any effect on the referenced Person which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such changes in the foregoing (A) through (F) disproportionately affect such Person and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Person and its Subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement, including the Bank Merger to which such Person is a party.
(q)    “Organizational Documents” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws of such entity, (b) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement, (c) with respect to a limited liability company, the articles of organization (or equivalent document) and regulations, company agreement, or similar operational document and (d) with respect to any foreign entity, equivalent constituent and governance documents.
(r)    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body or any department, agency or political subdivision thereof.
(s)    “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or dispute (whether civil, criminal, administrative, investigative, at law or in equity) commenced, brought, conducted, pending or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.
(t)    “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the Company or any Subsidiary is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable Balance Sheet in accordance with GAAP, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.
(u)    “Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person,

directly or indirectly through one or more Subsidiaries (i) has fifty percent (50%) or more equity interest or (ii) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.
(v)    “Superior Proposal” means any bona fide written Acquisition Proposal which the board of directors of the Company reasonably determines, in its good faith judgment based on, among other things, the advice of the Company’s outside counsel and the Financial Advisor, (i) to be more favorable from a financial point of view to the Company’s shareholders than the Merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of the Company’s outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” and “eighty percent (80%)” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “fifty percent (50%).”
(w)    “Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.
(x)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
(y)    “Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.
(z)    “Union” means a union, works council or other labor organization.

(aa)    “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
Section 11.2    Other Definitional Provisions.
(a)    All references in this Agreement to Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.
(b)    The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.
(c)    All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
(d)    Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
(e)    References herein to any law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.
(f)    References herein to any contract, agreement, commitment, arrangement or similar terms mean the foregoing as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract, agreement, commitment, arrangement or similar matter listed on any schedule hereto, all such amendments, supplements, modifications must also be listed on such schedule.
(g)    If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.
(h)    Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.
(i)    References herein to documents being “made available” to Allegiance mean that such documents, prior to the date of this Agreement, have been uploaded to the Company’s virtual data room maintained by the Company’s financial advisor and to which representatives of Allegiance have access.
Section 11.3    Investigation; Survival of Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except for those covenants and agreements expressly to be carried out after the Effective Time, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.
Section 11.4    Amendments. This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective boards of directors, at any time before or after approval of the Merger by the shareholders of the Company; provided, however, that after such approval no such amendment shall reduce the value of or change the form of the consideration to be delivered to each of the Company’s shareholders as contemplated by this Agreement, unless such amendment is subject to the obtaining of the approval of the amendment by the shareholders of the Company and such approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.
Section 11.5    Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other party against any cost, expense or Liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.
Section 11.6    Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:
If to Allegiance:
Allegiance Bancshares, Inc.
8847 West Sam Houston Parkway, N., Suite 200
Houston, Texas 77040
Attention: Mr. Steven F. Retzloff, President
Email: steve.retzloff@allegiancebank.com

With copies to:
Allegiance Bancshares, Inc.
8847 West Sam Houston Parkway, N., Suite 200
Houston, Texas 77040
Attention: Ms. Shanna Kuzdzal, General Counsel
Email: shanna.kuzdzal@allegiancebank.com

Bracewell LLP
1445 Ross Avenue, Suite 3800
Dallas, Texas 75201
Attention: Mr. Josh McNulty
Email: josh.mcnulty@bracewell.com

If to the Company:
Post Oak Bancshares, Inc.
2000 West Loop South, Suite 100
Houston, Texas 77027
Attention: Mr. Roland Williams, President, Chairman & Chief Executive Officer
Email: roland.williams@postoakbank.com

With copies to:
Post Oak Bancshares, Inc.
2000 West Loop South, Suite 100
Houston, Texas 77027
Attention: Mr. Charles Carmouche, General Counsel
Email: charles.carmouche@postoakbank.com
Fenimore Kay Harrison & Ford, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
Attention: Mr. Chet Fenimore
Email: cfenimore@fkhpartners.com

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by email shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing (and confirmation of receipt is received by the sending party).

Section 11.7    Controlling Law; Jurisdiction.
(a)    This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Texas applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.
(b)    Any Proceeding arising out of or relating to the matters contemplated by this Agreement must be brought in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas (Houston Division), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to the matters contemplated by this Agreement in any other court. Each party acknowledges and agrees that the provisions of this Section 11.7 constitute a voluntary and bargained for agreement between the parties. Process in any Proceeding may be served on any party anywhere in the world.
Section 11.8    Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 11.9    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.
Section 11.10    Entire Agreement. Except for the confidential provisions of the Letter of Intent, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.
Section 11.11    Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 11.12    Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.
Section 11.13    No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement.
[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
ALLEGIANCE BANCSHARES, INC.
By: /s/ Steven F. Retzloff
Name: Steven F. Retzloff
Title: President

POST OAK BANCSHARES, INC.
By: /s/ Roland L. Williams
Name: Roland L. Williams
Title: President, Chairman & Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT B

VOTING AGREEMENT
THIS VOTING AGREEMENT (the “Voting Agreement”), dated as of April 30, 2018, is executed by and among Allegiance Bancshares, Inc., a Texas corporation (“Allegiance”), Post Oak Bancshares, Inc., a Texas corporation (the “Company”), and the other persons who are signatories hereto (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”).
WHEREAS, concurrently herewith, Allegiance and the Company are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which the Company will merge with and into Allegiance, with Allegiance as the surviving entity (the “Merger”);
WHEREAS, the Reorganization Agreement provides that all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (“Company Stock”) (other than any Dissenting Shares or Treasury Shares, each as defined in the Reorganization Agreement) will be exchanged for such consideration as set forth in the Reorganization Agreement;
WHEREAS, as a condition and inducement to Allegiance’s willingness to enter into the Reorganization Agreement, each member of the board of directors and certain officers of the Company and Post Oak Bank, N.A., a national banking association and wholly-owned subsidiary of the Company (the “Bank”), in each case as set forth following their name on the Shareholder signature page hereto, have agreed to vote his or her shares of Company Stock in favor of approval of the Reorganization Agreement and the transactions contemplated thereby; and
WHEREAS, the Company and Allegiance are relying on this Voting Agreement in incurring expenses in reviewing the Company’s business, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger.
NOW, THEREFORE, in consideration of the substantial expenses that Allegiance will incur in connection with the transactions contemplated by the Reorganization Agreement and to induce Allegiance to execute the Reorganization Agreement and to proceed to incur such expenses, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby, severally and not jointly, agree as follows:
1.Each of the Shareholders hereby severally, but not jointly, represents and warrants to Allegiance and the Company that such Shareholder is the registered owner or beneficial owner of, or has full voting power with respect to, the number of shares of Company Stock set forth below such Shareholder’s name on the Shareholder signature page to this Voting Agreement (the “Shares”). While this Voting Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date of the Company’s special meeting of shareholders referred to in Section 5.1(a) of the Reorganization Agreement (the “Company Shareholder Meeting”) any or all of his or her Shares or (b) deposit any shares of Company Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Company Stock or grant any proxy with respect thereto, other than to other members of the board of directors of the Company for the purpose of voting to approve the Reorganization Agreement and the transactions contemplated thereby; provided, however, that the following transfers shall be permitted: (w) transfers to any member of the Shareholder’s family, subject to the transferee agreeing in writing to be bound by the terms of this Voting Agreement, (x) transfers for estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Voting Agreement, (y) transfers to any other shareholder of the Company who has executed a copy of this Voting Agreement on the date hereof, and (z) such transfers as Allegiance may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 1 shall be null and void.
2.    Each Shareholder hereby agrees during the term of this Voting Agreement to vote the Shares, and any additional shares of Company Stock or other voting securities of the Company acquired by such Shareholder after the date hereof, (a) in favor of the approval and adoption of the Reorganization Agreement and the transactions contemplated thereby at the Company Shareholder Meeting and (b) against approval of any Acquisition Proposal (as defined in the Reorganization Agreement) made in opposition to or competition with such proposals (an “Opposing Proposal”) presented at the Company Shareholder Meeting or any other meeting of shareholders held prior or subsequent to the Company Shareholder Meeting. If there has been a modification or amendment to the Reorganization Agreement that reduces the Aggregate Merger Consideration (as defined in the Reorganization Agreement), other than any adjustment to the Aggregate Merger Consideration provided for in the Reorganization Agreement, then this Section 2 shall be inapplicable.
3.    Each Shareholder shall not invite or seek any Opposing Proposal, support (or publicly suggest that anyone else should support) any Opposing Proposal that may be made, or ask the board of directors of the Company to consider, support or seek any Opposing Proposal or otherwise take any action designed to make any Opposing Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any Person (as defined in the Reorganization Agreement) that makes or is considering making an Opposing Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Opposing Proposal. Each Shareholder shall promptly advise the Company of each contact the Shareholder or any of the Shareholder’s representatives may receive from any Person relating to any Opposing Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Opposing Proposal and will provide the Company with all information Allegiance reasonably requests that is available to the Shareholder regarding any such Opposing Proposal or possible Opposing Proposal. Each Shareholder will not make any claim or join in any litigation alleging that the board of directors of the Company is required to consider, endorse or support any Opposing Proposal or to invite or seek any Opposing Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair Allegiance’s ability to exercise any of the rights granted by the Reorganization Agreement.
4.    Each Shareholder acknowledges that Allegiance and the Company are relying on this Voting Agreement in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger. Each Shareholder and the Company acknowledge that the performance of this Voting Agreement is intended to benefit Allegiance.

5.    This Voting Agreement shall continue in effect until the earlier to occur of (a) the termination of the Reorganization Agreement in accordance with its terms or (b) the consummation of the Merger.
6.    Nothing in this Voting Agreement shall be deemed to restrict any of the Shareholders from taking any action in the capacity of a director or officer (if applicable) of the Company that such Shareholder shall believe is necessary to fulfill the Shareholder’s duties and obligations as a director or officer (if applicable). Each Shareholder is executing this Voting Agreement solely in the Shareholder’s capacity as a shareholder of the Company.
7.    Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights. If the Shareholder is married and his or her Shares constitute community property, this Voting Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such spouse in accordance with its terms.
8.    Each Shareholder hereby (a) confirms his knowledge of the availability of the rights of dissenting shareholders under the Texas Business Organizations Code (“TBOC”) with respect to the Merger and (b) confirms receipt of a copy of the provisions of the TBOC related to the rights of dissenting shareholders attached hereto as Annex A. Each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its Affiliates (as defined in the Reorganization Agreement) who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such Affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of the Company that the Shareholder shall hold of record at the time that Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the TBOC or otherwise.
9.    This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by the Company, Allegiance and the Shareholder.
10.    This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
11.    This Voting Agreement, together with the Reorganization Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.
12.    All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.
13.    Each Shareholder recognizes and acknowledges that a breach by the Shareholder of any covenants or agreements contained in this Voting Agreement will cause Allegiance to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, Allegiance shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which it may be entitled, at law or in equity.
14.    From time to time, at Allegiance’s request and without further consideration, each Shareholder shall execute and deliver such additional documents reasonably requested by Allegiance as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.
15.    This Voting Agreement and the relations among the parties hereto arising from this Voting Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any principles of conflicts of law.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

ALLEGIANCE:

ALLEGIANCE BANCSHARES, INC.
By:
Name:	Steven F. Retzloff
Title:	President

Address:

Allegiance Bancshares, Inc.
8847 West Sam Houston Parkway, N., Suite 200
Houston, Texas 77040
Attention: Mr. Steven F. Retzloff

COMPANY:

POST OAK BANCSHARES, INC.
By:
Name:	Roland L. Williams
Title:	Chairman, President and Chief Executive Officer

Address:

Post Oak Bancshares, Inc.
2000 West Loop South, Suite 600
Houston, Texas 77027
Attention: Roland Williams

[Signature Page to Voting Agreement]

SHAREHOLDERS:

Address for Shareholder: _______________________ _______________________ _______________________	[_______] Number of Shares:
Spouse

[Shareholder Signature Pages to Voting Agreement]

EXHIBIT C

DIRECTOR SUPPORT AGREEMENT

THIS DIRECTOR SUPPORT AGREEMENT (this “Agreement”), dated as of April 30, 2018 (the “Execution Date”), is made and entered into by and among, Allegiance Bancshares, Inc., a Texas corporation (“Allegiance”), Post Oak Bancshares, Inc., a Texas corporation (the “Company”), and _____________________, an individual residing in the State of Texas (the “Undersigned”).
WHEREAS, in connection with the execution of this Agreement, Allegiance and the Company are entering into that certain Agreement and Plan of Reorganization, dated as of the date hereof (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which, among other things, the Company will merge with and into Allegiance, with Allegiance continuing as the surviving entity (the “Merger”);
WHEREAS, the term “Company” as used in this Agreement with respect to time periods after the day and time the Merger is completed pursuant to the terms of the Reorganization Agreement (the “Effective Time”) shall mean Allegiance, as successor to the Company in the Merger;
WHEREAS, the Undersigned is a director of the Company and/or Post Oak Bank, N.A., a national banking association and wholly-owned subsidiary of the Company (the “Bank”), which, pursuant to the transactions contemplated by the Reorganization Agreement, will, among other things, merge with Allegiance Bank, a Texas banking association and wholly-owned subsidiary of Allegiance (“Allegiance Bank”);
WHEREAS, the Undersigned, as a director of the Company and/or the Bank, as the case may be, has had access to certain Confidential Information (as defined below), including, without limitation, information concerning the Company’s and the Bank’s business and the relationships between the Company and the Bank, their respective subsidiaries, vendors, and customers, and the Company’s and/or the Bank’s status and relationship with peer institutions that compete with the Bank, the Company, and/or Allegiance Bank, and has had access to trade secrets, customer goodwill and proprietary information of the Company and/or the Bank and their respective businesses that constitute a substantial asset to be acquired by Allegiance;
WHEREAS, the Undersigned recognizes that Allegiance’s willingness to enter into the Reorganization Agreement is dependent on the Undersigned entering into this Agreement (including the anti-piracy/non-solicitation/non-competition covenants below) and therefore this Agreement is incident thereto; and
WHEREAS, any capitalized term not defined herein shall have the meaning set forth in the Reorganization Agreement.
NOW, THEREFORE, for the new Confidential Information the Undersigned will be provided and for other good and valuable consideration contained herein and in the Reorganization Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Director Support. The Undersigned agrees to use his or her best efforts to refrain from harming the goodwill of Allegiance, the Company, the Bank, Allegiance Bank and their respective subsidiaries, and their respective customer and client relationships during the term of this Agreement.
2.    Non-Disclosure Obligations. The Undersigned agrees that he or she will not make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Allegiance, the Company, the Bank or Allegiance Bank to third parties, or make any use thereof, directly or indirectly. The Undersigned also agrees that he or she shall deliver promptly to the Company or Allegiance at any time at its reasonable request, without retaining any copies, all documents and other material in the Undersigned’s possession at that time relating, directly or indirectly, to any Confidential Information or other information of Allegiance, Allegiance Bank, the Company or the Bank, or Confidential Information or other information regarding third parties, learned in such person’s position as a director, officer or shareholder of the Company or the Bank.
For purposes of this Agreement, “Confidential Information” means and includes Allegiance’s, the Company’s, Allegiance Bank’s and the Bank’s confidential and/or proprietary information and/or trade secrets, including those of their respective subsidiaries, that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models and the output from same; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information, including compensation and bonuses; payments or rates paid to consultants or other service providers; other such confidential or proprietary information; and notes, analysis, compilations, studies, summaries, and other material prepared by or for Allegiance, the Company, Allegiance Bank, the Bank or any of their respective subsidiaries containing or based, in whole or in part, on any information included in any of the foregoing. The term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party; (ii) was available to the disclosing party, prior to disclosure by Allegiance, the Company, Allegiance Bank or the Bank, on a non-confidential basis from a source other than the Undersigned and is not known by the Undersigned, after reasonable investigation, to be subject to any fiduciary, contractual or legal obligations of confidentiality; or (iii) was independently acquired or developed by the Undersigned without violating any obligations of this Agreement. The Undersigned acknowledges that Allegiance’s, the Company’s, Allegiance Bank’s and the Bank’s respective businesses are highly competitive, that this Confidential Information constitutes valuable, special and unique assets to be acquired by Allegiance in the Merger and constitutes existing valuable, special, and unique assets held by the Company pre-Merger, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Allegiance.

3.    Non-Competition Obligations. The Undersigned agrees that, for the period beginning on the Execution Date and continuing until the date that is three (3) years after the Effective Time of the Merger (the “Non-Competition Period”), the Undersigned will not, except as a director or officer of the Company or the Bank prior to the Effective Time of the Merger, in any capacity, directly or indirectly:

a)
compete or engage, anywhere in the geographic area comprised of the fifty (50) mile radius surrounding the locations of the Bank or Allegiance Bank banking centers that were formerly locations of the Bank at the Effective Time (the “Market Area”), in a business as a federally insured depository institution;

b)
take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by, be a director of, or otherwise be connected in any manner with any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body (each a “Person”) engaging in a business similar to that of Allegiance, Allegiance Bank, the Company or the Bank anywhere within the Market Area. Notwithstanding the foregoing, the Undersigned is permitted hereunder to own, directly or indirectly, up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

c)
(i) call on, service or solicit competing business from customers of Allegiance, Allegiance Bank, the Company or the Bank or any of their respective affiliates if, within the twelve (12) months before the date of this Agreement, the Undersigned had or made contact with the customer, or had access to information and files about the customer or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between Allegiance, the Company or the Bank or any of their respective affiliates and any such customer; or

d)
call on, solicit or induce any employee of Allegiance, Allegiance Bank, the Company or the Bank or any of their respective affiliates whom the Undersigned had contact with, knowledge of, or association with in the course of service with the Company or the Bank (whether as an employee or a contractor) to terminate his or her employment from or contract with Allegiance, Allegiance Bank, the Company or the Bank or any of their respective affiliates, and will not assist any other Person in such activities.

4.    Non-Competition Covenant Reasonable. The Undersigned acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect Allegiance’s acquisition of the Company and the goodwill thereof. The Undersigned acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that the Undersigned has been engaged in the business of the Company and/or the Bank and the Undersigned’s relationship with the customers of the Company and/or the Bank. The Undersigned further acknowledges that the restrictions contained herein are not burdensome to the Undersigned in light of the other opportunities that remain open to the Undersigned. Moreover, the Undersigned acknowledges that he or she has and will have other means available to him or her for the pursuit of his or her livelihood after the Effective Time of the Merger.
5.    Consideration. In consideration for the above obligations of the Undersigned, in addition to those matters set forth in the Recitals to this Agreement, the Company agrees to provide the Undersigned with access to new Confidential Information relating to the Company’s business, which will become Allegiance’s business after the Effective Time of the Merger, in a greater quantity and/or expanded nature than that already provided to the Undersigned. The Undersigned also will have access to, or knowledge of, new Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources, etc., of the Company and/or the Bank prior to the Merger and of Allegiance after the Effective Time of the Merger.
6.    Injunctive Relief and Additional Remedies. The Undersigned acknowledges that the injury that would be suffered by Allegiance or the Company as a result of a breach of the provisions of this Agreement (including any provision of Section 3) would be irreparable and that an award of monetary damages to Allegiance or the Company, as the case may be, for such a breach would be an inadequate remedy. Consequently, each of Allegiance and the Company will have the right, in addition to any other rights it may have, to seek specific performance, to obtain injunctive relief to restrain any proposed or actual breach or threatened breach or otherwise to specifically enforce any provision of this Agreement without the obligation to post bond or other security in seeking such relief. Such equitable remedies are in addition to the right to obtain compensatory and punitive damages, and attorney’s fees, and, notwithstanding Allegiance’s or the Company’s, as the case may be, right to so seek damages, the Undersigned waives any defense that an adequate remedy for Allegiance or the Company, as the case may be, exists under law. If the Undersigned, on the one hand, or Allegiance or the Company, on the other hand, must bring suit to enforce this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.
7.    Extension of Restrictive Covenant Period. In the event that the Company or Allegiance shall file a lawsuit in any court of competent jurisdiction alleging a breach of Section 3 of this Agreement by the Undersigned and the Company or Allegiance is successful on the merits of such lawsuit, then any time period set forth in this Agreement including the time periods set forth in Section 3, will be extended one month for each month the Undersigned was in breach of this Agreement, so that the Company or Allegiance is provided the benefit of the full Non-Competition Period.
8.    Effectiveness of this Agreement. This Agreement shall become effective on the Execution Date. This Agreement shall automatically terminate and be of no further force or effect if (a) the Reorganization Agreement is not executed on or prior to the Execution Date, or (b) the Reorganization Agreement (once executed) is terminated in accordance with its terms and the Merger does not occur.
9.    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
10.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, Allegiance and their respective successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of the Company, Allegiance and any Person that acquires all or substantially all of the assets of the Company or Allegiance.
11.    Notices. All notices, consents, waiver, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail, provided, that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and electronic mail addresses set forth below (or to such other address or to such other Person as any party hereto has last designated by notice to the other parties in accordance herewith):
If to Allegiance:
Allegiance Bancshares, Inc.
8847 West Sam Houston Parkway, N., Suite 200
Houston, Texas 77040
Attention: Mr. George Martinez
Email: george.martinez@allegiancebank.com

With a copy to:
Bracewell LLP
1445 Ross Avenue, Suite 3800
Dallas, Texas 75202
Attention: Mr. Joshua T. McNulty
Email: josh.mcnulty@bracewell.com

If to the Company (prior to the Closing Date):
Post Oak Bancshares, Inc.
2000 West Loop South, Suite 100
Houston, Texas 77027
Attention: Mr. Roland Williams, President, Chairman & Chief Executive Officer
Email: roland.williams@postoakbank.com

With copies to:
Post Oak Bancshares, Inc.
2000 West Loop South, Suite 100
Houston, Texas 77027
Attention: Mr. Charles Carmouche, General Counsel
Email: charles.carmouche@postoakbank.com
Fenimore Kay Harrison & Ford, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
Attention: Mr. Chet Fenimore
Email: cfenimore@fkhpartners.com

If to the Undersigned:
At the address set forth under the Undersigned’s signature page hereto.
12.    Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.
13.    Governing Law. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Texas applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

14.    Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in a United States District Court of the Southern District of Texas located in Houston, Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world. Notwithstanding the foregoing a party may commence any action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
15.    Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
16.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. If any restriction in this Agreement is held invalid or unenforceable by any court of competent jurisdiction, it is the intention of the parties that the restrictions be reformed by such court in such a manner that protects the business and Confidential Information of Allegiance, the Company, Allegiance Bank and the Bank to the maximum extent permissible.
17.    Representation by Counsel; Interpretation. Each party to this Agreement acknowledges that it has had the opportunity to be represented by counsel in the negotiation, preparation, and execution of this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, including, but not limited to, the doctrine of contra proferentem, or any legal decision which would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.
18.    Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.
COMPANY:

POST OAK BANCSHARES, INC.
By:
Name:	Roland L. Williams
Title:	Chairman, President and Chief Executive Officer

ALLEGIANCE:

ALLEGIANCE BANCSHARES, INC.
By:
Name:	Steven F. Retzloff
Title:	President

UNDERSIGNED:

Name:
Notice address:
_______________________
_______________________
_______________________
Email: _______________

[Signature Page to Director Support Agreement]